Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

Dated as of March 25, 2022,

among

HP INC.,

PRISM SUBSIDIARY CORP.

and

PLANTRONICS, INC.

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

INDEX OF DEFINED TERMS

Terms	Section

1-year Performance Period	Section 2.03(f)
Acceptable Confidentiality Agreement	Section 5.02(e)
Action	Section 3.11
Acquisition Agreement	Section 5.02(b)
Adverse Recommendation Change	Section 5.02(b)
Affiliate or affiliate	Section 9.03
Agreement	Preamble
Anti‑Corruption Laws	Section 9.03
Anti‑Money Laundering Laws	Section 9.03
Antitrust Laws	Section 6.03(d)
Appraisal Shares	Section 2.01(e)
Bankruptcy and Equity Exception	Section 3.04(a)
Burdensome Effect	Section 6.03(d)
Business Day or business day	Section 9.03
Business Intellectual Property	Section 9.03
Canceled Shares	Section 2.01(b)
CARES Act	Section 3.09(q)
CBP	Section 9.03
Certificate	Section 2.01(c)(ii)
Certificate of Merger	Section 1.03
Claim	Section 6.07(b)
Clearance Date	Section 6.01(a)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 9.03
Company	Preamble
Company Benefit Plan	Section 3.10(a)
Company Board	Section 3.04(b)
Company Board Recommendation	Section 3.04(b)
Company Bylaws	Section 3.01
Company Capital Stock	Section 3.03(a)
Company Charter	Section 3.01
Company Common Stock	Recitals
Company Converted Interim RSU	Section 2.03(f)
Company Disclosure Letter	Article III
Company Financial Advisor	Section 3.13
Company In‑Licensed IP	Section 9.03
Company Interim Awards	Section 9.03
Company Interim PSUs	Section 9.03
Company Interim RSUs	Section 9.03
Company Interim RSU Merger Consideration	Section 2.03(e)
Company Material Adverse Effect	Section 9.03
Company Owned IP	Section 9.03
Company Patent	Section 9.03
Company Preferred Stock	Section 3.03(a)

-i-

INDEX OF DEFINED TERMS
(continued)

Company Products	Section 3.22(a)
Company PSU	Section 9.03
Company PSU Merger Consideration	Section 2.03(d)
Company Material Contracts	Section 3.16(a)
Company Registered IP	Section 3.18(a)
Company Restricted Stock	Section 9.03
Company RSU	Section 9.03
Company RSU Merger Consideration	Section 2.03(c)
Company SEC Documents	Section 3.06(a)
Company Series A Participating Preferred Stock	Section 3.03(a)
Company Services	Section 3.22(b)
Company Source Code	Section 3.18(g)
Company Stock Option	Section 9.03
Company Stockholder Approval	Section 3.20
Company Stockholders Meeting	Section 6.01(b)
Company Stock Plans	Section 3.03(c)
Company Subsidiaries	Section 3.01
Confidentiality Agreement	Section 6.02
Contaminants	Section 3.18(h)
Continuing Employees	Section 6.05
Consent	Section 3.05(b)
Contract	Section 9.03
control	Section 9.03
Converted Company Interim RSU	Section 2.03(f)
Copyrights	Section 9.03
Corporation	Exhibit A
COVID‑19	Section 9.03
COVID‑19 Measures	Section 9.03
Cybersecurity Laws	Section 9.03
Debt Instruments	Section 3.16(a)(iii)
DGCL	Section 1.01
DOJ	Section 6.03(a)
DOL	Section 3.10(b)
Effective Time	Section 1.03
Environmental Laws	Section 9.03
Environmental Permits	Section 9.03
ERISA	Section 3.10(a)
ERISA Affiliate	Section 9.03
ESPP	Section 3.03(c)
EU	Section 9.03
Exchange Act	Section 3.05(b)
Exchange Fund	Section 2.02(a)
Exchange Ratio	Section 9.03
Existing Notes	Section 9.03
Existing Notes Indenture	Section 9.03
Fairness Opinion	Section 3.14

-ii-

INDEX OF DEFINED TERMS
(continued)

FCPA	Section 9.03
Filed Company SEC Document	Article III
Foreign Antitrust Laws	Section 9.03
Foreign Benefit Plan	Section 3.10(k)
Foreign Regulatory Law	Section 9.03
FTC	Section 6.03(a)
GAAP	Section 3.06(b)
Global Trade Laws and Regulations	Section 9.03
Government Official	Section 9.03
Governmental Authority	Section 9.03
Grant Date	Section 3.03(d)
Hazardous Substance	Section 9.03
HSR Act	Section 3.05(b)
HSR Filing	Section 6.03(a)
Indemnified Person	Section 6.07(a)
Intellectual Property	Section 9.03
Internet Assets	Section 9.03
Intervening Event	Section 5.02(e)
In‑the‑Money Company Stock Option	Section 2.03(a)
In‑the‑Money Company Stock Option Merger Consideration	Section 2.03(a)
IRS	Section 3.10(b)
IT Systems	Section 9.03
Judgment	Section 3.05(a)
knowledge	Section 9.03
Law	Section 3.05(a)
Leased Real Property	Section 3.17(b)
Leases	Section 3.17(b)
Legal Restraints	Section 7.01(c)
Lien	Section 9.03
Loan Agreement	Section 9.03
Loss Contract	Section 3.22(b)
Maximum Premium	Section 6.07(c)
Mask Works	Section 9.03
Merger	Recitals
Merger Consideration	Section 2.01(c)(i)
Merger Sub	Preamble
NDA Amendment	Section 9.03
NYSE	Section 3.03(d)
Notice Period	Section 5.02(b)
OFAC	Section 9.03
Open Source Software	Section 9.03
Option Exercise Price	Section 2.03(a)
Order	Section 3.11
Outside Date	Section 8.01(b)(i)
Parent	Preamble
Parent Common Stock	Section 9.03

-iii-

INDEX OF DEFINED TERMS
(continued)

Parent Disclosure Letter	Article IV
Parent Material Adverse Effect	Section 9.03
Parent Proposal	Section 5.02(b)
Parent Supplied Information	Section 6.01(a)
Patents	Section 9.03
Paying Agent	Section 2.02(a)
PCI DSS	Section 9.03
Permits	Section 3.12
Permitted Liens	Section 9.03
Person or person	Section 9.03
Personal Information	Section 9.03
Post‑Signing Returns	Section 5.01(d)(i)
Privacy Obligations	Section 9.03
Privacy Laws	Section 9.03
Process or Processing	Section 9.03
proxy advisory firm	Section 9.03
Proxy Statement	Section 3.05(b)
Reference Time	Section 3.03(a)
Regulatory Remedy	Section 6.03(b)
Related Party	Section 3.24
Representatives	Section 5.02(a)
Restricted Country	Section 9.03
Restricted Party	Section 9.03
Restricted Party Lists	Section 9.03
SEC	Section 3.05(b)
Section 262	Section 2.01(e)
Securities Act	Section 3.06(b)
Security Breach	Section 9.03
Sensitive Data	Section 9.03
Significant Subsidiary	Section 9.03
Software	Section 9.03
SOX	Section 3.06(b)
Specified Foreign Regulatory Law	Section 6.03(a)
Specified Persons	Section 9.03
Subsidiary or subsidiary	Section 9.03
Superior Proposal	Section 5.02(e)
Surviving Corporation	Section 1.01
Takeover Laws	Section 3.04(b)
Takeover Proposal	Section 5.02(e)
Taxes	Section 9.03
Tax‑Related Agreements	Section 5.01(d)(i)
Tax Return	Section 9.03
Technology	Section 9.03
Termination Fee	Section 8.02(b)
Top Distributors	Section 3.23
Top Partners	Section 3.23

-iv-

INDEX OF DEFINED TERMS
(continued)

Top Suppliers	Section 3.23
Trade Secrets	Section 9.03
Trademarks	Section 9.03
Tranche	Section 2.03(f)
Transactions	Section 1.01
Transaction Agreements	Section 9.03
Transaction Litigation	Section 6.10
Triggering Notice	Section 5.02(b)
Uncertificated Shares	Section 2.01(c)(ii)
Union	Section 3.16(a)(x)
Voting Company Debt	Section 3.03(e)
WARN Act	Section 3.19(d)
Withdrawal Determination	Section 5.02(b)

-v-

AGREEMENT AND PLAN OF MERGER, dated as of March 25, 2022 (this “Agreement”), among HP INC., a Delaware corporation (“Parent”), PRISM SUBSIDIARY CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and PLANTRONICS, INC., a Delaware corporation (the “Company”).

WHEREAS, the respective boards of directors of Merger Sub and the Company have approved and declared advisable the merger (the “Merger”) of Merger Sub with and into the Company, on the terms and subject to the conditions set forth in this Agreement, whereby each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), shall, subject to the terms of this Agreement, be converted into the right to receive the Merger Consideration; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01        The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL. At the election of Parent, any direct or indirect wholly owned subsidiary of Parent may be substituted for Merger Sub as a constituent corporation in the Merger, in which event the parties shall execute an appropriate amendment to this Agreement in order to reflect the foregoing; provided that in no event shall the Company be required to amend this Agreement in any manner that would reasonably be expected to prevent, impair or delay the Closing or otherwise reduce the Merger Consideration or impair the other benefits expected to accrue to the holders of Company Common Stock pursuant to the transactions contemplated by this Agreement. The Merger, and the other transactions contemplated by the Transaction Agreements are referred to in this Agreement collectively as the “Transactions.”

SECTION 1.02       Closing. Unless this Agreement shall have been terminated pursuant to Section 8.01, the closing (the “Closing”) of the Merger shall take place by means of a virtual closing through electronic exchange of signatures on the second Business Day following the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) or on such other date, time or at such place as agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

SECTION 1.03       Effective Time. Prior to the Closing, the parties shall prepare, and on the Closing Date the Company shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State of the State of Delaware, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

SECTION 1.04          Effects. At the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

SECTION 1.05         Organizational Documents.

(a)          The certificate of incorporation of the Surviving Corporation shall be amended at the Effective Time to be in the form of Exhibit A, and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b)          The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

SECTION 1.06         Directors and Officers.

(a)          The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b)         The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

Effect on the Capital Stock of the
Constituent Corporations; Exchange of Certificates

SECTION 2.01          Effect on Capital Stock.

(a)          Capital Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)         Cancellation of Treasury Stock and Parent‑Owned Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, each share of Company Common Stock that is owned by the Company as treasury stock or that is owned by Parent or Merger Sub or by any wholly owned Subsidiary of the Company, Parent or Merger Sub (collectively, the “Canceled Shares”) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c)          Conversion of Company Common Stock.

(i)       At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, subject to Section 2.01(b), Section 2.01(d), Section 2.01(e) and Section 2.02(h), each outstanding share of Company Common Stock shall be converted into the right to receive $40.00 in cash, without interest (the “Merger Consideration”).

(ii)      As of the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (a “Certificate”) or evidence of shares in book‑entry form (“Uncertificated Shares”), in each case, which immediately prior to the Effective Time represented shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such Certificate or Uncertificated Shares in accordance with Section 2.02, without interest.

(d)          Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, reorganization or exchange of shares, or any stock dividend or stock distribution with a record date during such period, or other similar transaction, the Merger Consideration shall be equitably adjusted so as to provide Parent and the holder of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 2.01(d) shall be construed to permit the Company to take any action that is prohibited by the terms of this Agreement.

(e)          Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who has neither voted in favor of adoption of this Agreement nor consented thereto in writing and who has properly and validly exercised its statutory rights of appraisal of such shares (“Appraisal Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into Merger Consideration as provided in Section 2.01(c), but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment of fair value under Section 262 then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.01(c), without interest thereon, upon surrender of the Certificate or Uncertificated Shares formerly representing such shares. The Company shall give Parent as promptly as reasonably practicable notice of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in, and following the Effective Time direct, all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment to the holder of such Appraisal Shares with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

SECTION 2.02          Exchange of Certificates.

(a)        Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company (the “Paying Agent”) for the payment of Merger Consideration upon surrender of Certificates and Uncertificated Shares in accordance with this Section 2.02, and shall enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent. At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Paying Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock outstanding as of immediately prior to the Effective Time, all the cash necessary to pay for the shares of Company Common Stock converted into the right to receive cash pursuant to Section 2.01 (such cash being hereinafter referred to as the “Exchange Fund”).

(b)         Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to provide to (i) each holder of record of a Certificate (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent) and (B) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration and (ii) each holder of Uncertificated Shares (A) materials advising such holder of the effectiveness of the Merger and the conversion of its Uncertificated Shares into the right to receive Merger Consideration and (B) a cash payment in an amount equal to the aggregate amount of Merger Consideration to which such holder is entitled pursuant to Section 2.01 with respect to such Uncertificated Shares. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other customary documents as may reasonably be required by the Paying Agent, Parent shall cause the Paying Agent to provide to the holder of such Certificate, in exchange therefor, a cash payment in an amount equal to the aggregate amount of Merger Consideration to which such holder is entitled pursuant to Section 2.01 with respect to the shares of Company Common Stock theretofore represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 2.01. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate. For the avoidance of doubt, a holder of Uncertificated Shares shall not be required to deliver a Certificate or letter of transmittal to the Paying Agent to receive the Merger Consideration with respect to such Uncertificated Shares; provided that in lieu thereof, each registered holder of one or more Uncertificated Shares shall, upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably require), be deemed to have surrendered such Uncertificated Shares in exchange for Merger Consideration and Parent shall cause the Paying Agent to provide to such holder of Uncertificated Shares, in exchange therefor, a cash payment in an amount equal to the aggregate amount of Merger Consideration to which such holder is entitled pursuant to Section 2.01 with respect to such Uncertificated Shares.

(c)          No Further Ownership Rights in Company Common Stock. The Merger Consideration issued (and paid) in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock (including any dividends or other distributions paid pursuant to this Section 2.02(c)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and that remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock or Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(d)       Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Uncertificated Shares on the date that is 12 months after the Effective Time shall be delivered to Parent, upon demand, and any holder of a Certificate or Uncertificated Share who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration and any dividends or distributions with respect to the Company Common Stock as contemplated by this Article II.

(e)          No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Uncertificated Share has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate or Uncertificated Share would otherwise escheat to or become the property of any Governmental Authority), any such shares, cash, dividends or distributions in respect of such Certificate or Uncertificated Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f)           Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis; provided that such investments shall be in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively. Any interest and other income resulting from such investments shall be the property of and shall be paid to Parent. To the extent that (A) there are any losses with respect to any investments of the Exchange Fund; (B) the Exchange Fund diminishes for any reason (other than as a result of payments therefrom pursuant to this Agreement) below the level required for the Paying Agent to promptly pay the remaining cash amounts contemplated by Section 2.01; or (C) all or any portion of the Exchange Fund is unavailable for Parent (or the Paying Agent on behalf of Parent) to promptly pay the remaining cash amounts contemplated by Section 2.01 in full for any reason, then Parent shall promptly replace or restore (or cause to be promptly replaced or restored) the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Paying Agent to make the remaining payments contemplated by Section 2.01 in full.

(g)          Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably satisfactory to Parent) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, Parent shall cause the Paying Agent to pay to the holder of such lost, stolen or destroyed Certificate a cash payment in an amount equal to the aggregate amount of Merger Consideration to which such holder is entitled pursuant to Section 2.01 with respect to the shares of Company Common Stock theretofore represented by such Certificate; provided, however, that the Surviving Corporation may, as a condition precedent to the payment of such consideration, require such Person to deliver a customary indemnity to the Surviving Corporation and Parent against any claim that may be made against the Surviving Corporation and Parent with respect to such Certificate.

(h)          Withholding Rights. Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted and withheld under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid to the appropriate Governmental Authority, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the person to whom such consideration would otherwise have been paid. Compensatory amounts payable pursuant to this Agreement that are subject to payroll reporting and withholding pursuant to or as contemplated by this Agreement shall be payable through applicable payroll procedures.

SECTION 2.03          Treatment of Company Equity Awards.

(a)          At or immediately prior to the Effective Time, each Company Stock Option that has an exercise price per share of Company Common Stock underlying such Company Stock Option (the “Option Exercise Price”) that is less than the Merger Consideration (each such Company Stock Option, an “In‑the‑Money Company Stock Option”), whether or not exercisable or vested, shall be canceled and converted into the right to receive an amount in cash determined by multiplying (A) the excess of the Merger Consideration over the Option Exercise Price of such In‑the‑Money Company Stock Option by (B) the number of shares of Company Common Stock subject to such In‑the‑Money Company Stock Option (such amount, the “In‑the‑Money Company Stock Option Merger Consideration”). Parent shall cause the Surviving Corporation or an Affiliate to pay the In‑the‑Money Company Stock Option Merger Consideration to the holder of the applicable In‑the‑Money Company Stock Option at or reasonably promptly after the Effective Time. At or immediately prior to the Effective Time, each Company Stock Option that has an Option Exercise Price that is equal to or greater than the Merger Consideration, whether or not exercisable or vested, shall be canceled without payment.

(b)        At or immediately prior to the Effective Time, each share of Company Restricted Stock that is outstanding immediately prior to the Effective Time shall vest in full and become free of such restrictions as of the Effective Time and, at the Effective Time, shall be converted into the right to receive the Merger Consideration in accordance with Section 2.01(c) and under the same terms and conditions as apply to the receipt of the Merger Consideration by holders of Company Common Stock generally.

(c)       At or immediately prior to the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time (excluding, for the avoidance of doubt, any Company Interim RSU) shall be canceled and converted into the right to receive an amount in cash equal to (A) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time multiplied by (B) the Merger Consideration (such amount, the “Company RSU Merger Consideration”). Parent shall cause the Surviving Corporation or an Affiliate to pay the Company RSU Merger Consideration to the holder of the applicable Company RSU at or reasonably promptly after the Effective Time.

(d)       At or immediately prior to the Effective Time, each Company PSU that is outstanding immediately prior to the Effective Time (excluding, for the avoidance of doubt, any Company Interim PSU) shall be canceled and converted into the right to receive an amount in cash equal to (A) the total number of shares of Company Common Stock subject to such Company PSU immediately prior to the Effective Time (calculated based on the terms of the Company Stock Plan and applicable award agreement governing such Company PSU, and in the manner set forth in Section 2.03(d) of the Company Disclosure Letter), multiplied by (B) the Merger Consideration (such amount, the “Company PSU Merger Consideration”). Parent shall cause the Surviving Corporation or an Affiliate to pay the Company PSU Merger Consideration to the holder of the applicable Company PSU at or reasonably promptly after the Effective Time.

(e)        At or immediately prior to the Effective Time, subject to the terms of the Company Stock Plan and applicable award agreement governing any applicable Company Interim RSU (including, for the avoidance of doubt, the terms of any change of control, acceleration or severance arrangement by and between the employee and the Company or any of its Subsidiaries in effect as of the date of this Agreement, which shall apply to the Company Interim RSUs of the holder party thereto) and Section 2.03(e) of the Company Disclosure Letter, each Company Interim RSU that is outstanding immediately prior to the Effective Time (including each Company Converted Interim RSU) shall be either (in the sole discretion of Parent) (A) assumed by Parent and converted into restricted stock units with respect to a number of shares of Parent Common Stock (rounded down to the nearest whole share) that is equal to the product obtained by multiplying (i) the number of shares of Company Common Stock subject to such Company Interim RSU immediately prior to the Effective Time by (ii) the Exchange Ratio, but subject to the vesting schedule that is applicable to such Company Interim RSU as in effect immediately prior to the Closing and the other terms and conditions applicable to such Company Interim RSU (including annual vesting and forfeiture conditions, and continued employment or service with the Company, Parent or a Subsidiary of the Company or Parent through the applicable vesting date, as applicable) as in effect immediately prior to the Closing; or (B) canceled and converted into the right to receive an amount in cash equal to (i) the total number of shares of Company Common Stock subject to such Company Interim RSU immediately prior to the Effective Time, multiplied by (ii) the Merger Consideration, with such amount payable on the vesting schedule that is applicable to such Company Interim RSU as in effect immediately prior to the Closing and otherwise subject to the other terms and conditions applicable to such Company Interim RSU (including annual ratable vesting and forfeiture conditions, and continued employment or service with the Company, Parent or a Subsidiary of the Company or Parent through the applicable vesting date, as applicable) as in effect immediately prior to the Closing (such consideration described in prior clause (A) or clause (B), the “Company Interim RSU Merger Consideration”), and for any consideration described in prior clause (A) Parent shall issue the Company Interim RSU Merger Consideration in the form of restricted stock units covering shares of Parent Common Stock at or reasonably promptly after the Effective Time, or for any consideration described in prior clause (B) Parent shall cause the Surviving Corporation or an Affiliate to pay the Company Interim RSU Merger Consideration in the form of cash according to the applicable vesting schedule, as applicable, to each holder of Company Interim RSUs with respect to such holder’s Company Interim RSUs.

(f)        At or immediately prior to the Effective Time, subject to the terms of the Company Stock Plan and applicable award agreement governing any applicable Company Interim PSU and Section 2.03(f) of the Company Disclosure Letter, each Company Interim PSU that is outstanding immediately prior to the Effective Time shall be canceled and exchanged for a Company Interim RSU (a “Converted Company Interim RSU”) with respect to a number of shares of Company Common Stock equal to the number of shares of Company Common Stock subject to such Company Interim PSU granted at the grant date of such Company Interim PSU with respect to target performance and with the same remaining time-based vesting schedule (annual ratable vesting over three years) that would have been applicable had the Company Interim PSU been initially granted as a Company Interim RSU, and such award shall be treated in accordance with Section 2.03(e); provided that the amount of Company Interim RSUs that are eligible to vest with respect to the 1-year Performance Period (as defined in the Form of Company Amended and Restated 2003 Stock Plan Notice of Grant of Restricted Stock Units (Performance-Based)) (a “Tranche”) of the Converted Company Interim RSU would have vested in accordance with the time-based annual vesting schedule applicable to such Tranche between the grant date of the underlying Company Interim PSU and immediately prior to the Effective Time (i.e., if the Effective Time occurs after the anniversary of the Company Interim PSU grant date) such Tranche of the Converted Company Interim RSU shall be treated as vested as of immediately prior to the Effective Time.

(g)         Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering any Company Stock Plan) shall adopt such resolutions or take action by written consent in lieu of a meeting, providing for the transactions contemplated by this Section 2.03. The Company shall take all actions required to provide that, following the Effective Time, no holder of any Company Stock Option, Company Restricted Stock, Company RSU,  Company PSU or Company Interim Awards shall have the right to acquire any equity interest in the Company or the Surviving Corporation in respect thereof. If Parent elects to assume and convert Company Interim RSUs into restricted stock units in respect of Parent Common Stock pursuant to Section 2.03(e), (i) prior to the Effective Time, Parent’s board of directors shall take all actions necessary (including obtaining any required consents) to effectuate issuance of the restricted stock units issuable pursuant to Section 2.03(e) and (ii) as soon as reasonably practicable but in no event later than fifteen (15) Business Days after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor form) with respect to the shares of Parent Common Stock issuable with respect to the restricted stock units issuable pursuant to Section 2.03(e) that are eligible to be registered on Form S-8, and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such restricted stock units remain outstanding.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to each of Parent and Merger Sub that, except (i) to the extent disclosed in publicly available Company SEC Documents filed by the Company with the SEC on or after March 31, 2019 and prior to two Business Days before the date of this Agreement (without giving effect to any amendment thereof filed with the SEC on or after the date hereof and other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward‑Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks, in each case, that are predictive, cautionary or forward‑looking in nature) (a “Filed Company SEC Document”) (it being understood that this clause (i) will not apply to the representations and warranties set forth in the Sections of this Article III listed in Schedule A to this Agreement) and (ii) as set forth in the letter (with specific reference to the particular Section or subsection corresponding to the representations and warranties in this Article III to which the information set forth in such letter relates; provided, however, that any information disclosed in one section of such letter corresponding to the representations and warranties in this Article III shall be deemed to be disclosed in such other sections corresponding to the representations and warranties in Article III to which its relevance is reasonably apparent on the face of such disclosed information and without the need to examine underlying documentation), dated as of the date of this Agreement, from the Company to each of Parent and Merger Sub (the “Company Disclosure Letter”):

SECTION 3.01       Organization, Standing and Power. The Company is duly organized and validly existing and in good standing under the DGCL. Each significant Subsidiary (as defined in Regulation S-X promulgated by the SEC and determined as of April 3, 2021) of the Company (a “Significant Subsidiary”) is duly organized and validly existing and in good standing under the laws of the jurisdiction in which it is organized or formed, except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company or such Significant Subsidiary. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, each subsidiary of the Company (each, a “Company Subsidiary”, and collectively, the “Company Subsidiaries”) is duly organized or formed, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized or formed. The Company and each Company Subsidiary has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such power, authority, franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary or where the failure to so qualify, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent prior to the date of this Agreement true and complete copies of the Restated Certificate of Incorporation of the Company, as amended as of the date of this Agreement (as so amended, the “Company Charter”), the Amended and Restated Bylaws of the Company, as amended as of the date of this Agreement (as so amended, the “Company Bylaws”), and the comparable charter and organizational documents of each Significant Subsidiary, in each case as amended through and in effect as of the date of this Agreement.

SECTION 3.02         Company Subsidiaries; Equity Interests. Section 3.02 of the Company Disclosure Letter lists each Company Subsidiary and controlled Affiliate of the Company and its jurisdiction of organization. All the outstanding shares of capital stock (or other ownership interests, as applicable) of each Company Subsidiary have been validly issued and are fully paid and nonassessable. All the outstanding shares of capital stock (or other ownership interest, as applicable) of each Company Subsidiary are owned directly or indirectly by the Company free and clear of all Liens other than Permitted Liens and any restrictions on transfer set forth in the organizational documents of such Subsidiary or pursuant to applicable securities laws. Except for its interests in the Company Subsidiaries and publicly traded money market funds, mutual funds, or broad based index funds held for cash management or passive investment purposes in the ordinary course of business, the Company does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

SECTION 3.03        Capital Structure. (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, 900,000 shares of undesignated preferred stock, par value $0.01 per share (“Company Preferred Stock”), and 100,000 shares of Series A Participating Preferred Stock, par value $0.01 per share (“Company Series A Participating Preferred Stock” and, together with the Company Common Stock and Company Preferred Stock, the “Company Capital Stock”). At 5:00 p.m. Pacific time on March 24, 2022 (the “Reference Time”) (i) 43,058,194 shares of Company Common Stock (not including shares of Company Restricted Stock or shares held by the Company in its treasury), no shares of Company Series A Participating Preferred Stock and no shares of any other class or series of Company Preferred Stock were issued and outstanding, (ii) 44,000 shares of Company Common Stock were subject to outstanding Company Stock Options, and such outstanding Company Stock Options had a weighted average exercise price of $48.33, (iii) no shares of Company Restricted Stock were outstanding, (iv) 2,586,697 shares of Company Common Stock were subject to outstanding Company RSUs, (v) a maximum of 2,082,615 shares of Company Common Stock were subject to outstanding Company PSUs, (vi) 249,795 shares of Company Common Stock were subject to outstanding purchase rights under the ESPP (assuming a purchase price based on the fair market value of a share of Company Common Stock on the first day of the offering period under such plan) and (vii) 17,560,928 shares of Company Common Stock were held by the Company in its treasury. Except as set forth above, as of the Reference Time, no shares of capital stock or other voting securities of the Company were issued and outstanding. From the Reference Time to the execution and delivery of this Agreement, except for issuances of Company Common Stock upon the exercise of Company Stock Options or the settlement of Company RSUs in existence as of the Reference Time in accordance with their terms, there have been no issuances by the Company of shares of capital stock or voting securities of, or other equity interests in, the Company, including under the Company Stock Plans or the ESPP. Except as described in this Section 3.03(a), at the close of business on the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued or outstanding.

(b)         All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or otherwise bound.

(c)       At the Reference Time, (i) 22,400,000 shares of Company Common Stock were reserved for issuance in the aggregate under the Company 2003 Stock Plan, as amended and restated and the Company 2020 Inducement Equity Incentive Plan (collectively, the “Company Stock Plans”), and (ii) 6,600,000 shares of Company Common Stock were reserved for issuance under the Plantronics, Inc. Amended and Restated 2002 Employee Stock Purchase Plan (the “ESPP”). Except as described in this Section 3.03(c), at the close of business on the date of this Agreement, no shares of capital stock or other voting securities of the Company were reserved for issuance.

(d)       Section 3.03(d) of the Company Disclosure Letter sets forth a complete and accurate list, as of the Reference Time, of (A) (i) all outstanding Company Stock Options, the specific Company Stock Plan under which the Company Stock Options were granted, the number of shares of Company Common Stock subject thereto, the grant dates, expiration dates, exercise or base prices (if applicable) and (ii) the names of the holders thereof, (B) (i) all outstanding shares of Company Restricted Stock, the specific Company Stock Plan under which they were granted, the grant and issuance dates and (ii) the names of the holders thereof, and (C) (i) all outstanding Company RSUs and Company PSUs, the number of shares of Company Common Stock subject thereto (at threshold, target and maximum with respect to Company PSUs, as applicable), the grant dates thereof and (ii) the names of the holders thereof. From the Reference Time to the execution and delivery of this Agreement, there have been no issuances by the Company of Company Stock Options, Company Restricted Stock, Company RSUs, or Company PSUs. Each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and each such grant was made in accordance with the terms of the applicable compensation plan or arrangement of the Company, the Exchange Act and all other applicable Laws and regulatory rules or requirements, including the rules of The New York Stock Exchange (the “NYSE”), the per share exercise price of each Company Stock Option was not less than the fair market value (within the meaning of Section 422 of the Code, in the case of each Company Stock Option intended to qualify as an “incentive stock option”, and within the meaning of Section 409A of the Code, in the case of each other Company Stock Option) of a share of Company Common Stock on the applicable Grant Date and each grant of Company Stock Options was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Filed Company SEC Documents in accordance with the Exchange Act and all other applicable Laws. The Company has not knowingly granted, and there is no and has been no Company policy or intentional practice to knowingly grant, Company Stock Options prior to, or otherwise knowingly coordinate the grant of Company Stock Options with, the release or other public announcement of material information regarding the Company or any of the Company Subsidiaries or their financial results or prospects. Each Company Stock Option, each share of Company Restricted Stock, each Company RSU, each Company PSU and each Company Interim Award may, by its terms, be treated at the Effective Time as set forth in Section 6.04(a). All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Options, Company RSUs, Company PSUs and Company Interim Awards and rights under the ESPP will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(e)        There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). Except as described in Section 3.03(a), as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock‑based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company Capital Stock. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary. None of the Company or any of the Company Subsidiaries has in place, or is subject to, a stockholder rights plan, “poison pill” or similar plan or instrument.

SECTION 3.04       Authority; Execution and Delivery; Enforceability. (a) The Company has all requisite corporate power and authority to execute and deliver the Transaction Agreements to which it is a party and, subject to receipt of the Company Stockholder Approval and assuming the accuracy of the representations set forth in Section 4.09, to consummate the Transactions. Assuming the accuracy of the representations set forth in Section 4.09, the execution, delivery and performance by the Company of each Transaction Agreement to which it is a party and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the Transactions, subject, in the case of the Merger to receipt of the Company Stockholder Approval. The Company has duly executed and delivered each Transaction Agreement to which it is a party, and, assuming the due authorization, execution and delivery of such Transaction Agreements on behalf of the other parties thereto, each Transaction Agreement to which it is a party constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to such enforceability potentially being limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).

(b)          The board of directors of the Company (the “Company Board”), at a meeting duly called and held at which all directors of the Company were present, duly and adopted resolutions (i) approving and declaring advisable this Agreement and the other Transaction Agreements, and the Merger and the other Transactions, and approving the execution, delivery and performance of this Agreement and the other Transaction Agreements, (ii) determining that the terms of the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders, (iii) recommending that the Company’s stockholders adopt this Agreement and give the Company Stockholder Approval (the “Company Board Recommendation”), (iv) assuming the accuracy of the representations set forth in Section 4.09, electing and rendering that the Merger not be subject to (x) any anti‑takeover provision in the Company Charter or Company Bylaws or (y) any “moratorium,” “control share acquisition,” “business combination,” “fair price” “supermajority,” “affiliate transactions” or other form of anti‑takeover laws and regulations, including Section 203 of the DGCL (collectively, but excluding for the avoidance of doubt any Antitrust Laws, “Takeover Laws”) of any jurisdiction that may purport to be applicable to this Agreement, which resolutions have not been rescinded, modified or withdrawn in any way. Assuming the accuracy of the representations set forth in Section 4.09, such resolutions are sufficient to render inapplicable to Parent and Merger Sub, and this Agreement and the other Transaction Agreements, the Merger and the other Transactions, the restrictions on business combinations set forth in Section 203 of the DGCL. Assuming the accuracy of the representations set forth in Section 4.09, no other Takeover Law applies or purports to apply to the Company with respect to this Agreement and the other Transaction Agreements, the Merger or any other Transaction, other than any such Takeover Law that may apply solely as a result of the identity, nature, business or operations of Parent or any of its Subsidiaries or Affiliates.

SECTION 3.05        No Conflicts; Consents. (a) The execution, delivery and performance by the Company of each Transaction Agreement to which it is a party do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any breach or violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, early expiration, cancellation or acceleration of any obligation or to a right of payment or loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or to the vesting or phasing out of any rights or interests under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) assuming the accuracy of the representations set forth in Section 4.09, the Company Charter, the Company Bylaws, or the comparable charter or organizational documents of any Significant Subsidiary, (ii) any Company Material Contract or (iii) subject to the filings and other matters referred to in Section 3.05(b), any U.S. federal, state or local or any foreign judgment, order or decree (a “Judgment”) or statute, code, directive, law (including common law), ordinance, rule, order, Judgment, writ, stipulation, award, injunction, decree, regulation or other enforceability requirements imposed by a Governmental Authority (“Law”) applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)          No consent, approval, license, clearance, order or authorization (a “Consent”) of, or registration, declaration or filing with any Governmental Authority is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of any Transaction Agreement to which it is a party or the consummation of the Transactions, other than (i) (A) compliance with and filings under the Hart‑Scott‑Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (B) compliance with any mandatory pre‑merger notification and approval requirements under any Foreign Regulatory Laws, (ii) the filing with the Securities and Exchange Commission (the “SEC”) of (A) a proxy statement relating to the adoption of this Agreement by the Company’s stockholders (the “Proxy Statement”), and (B) such reports under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the other Transaction Agreements, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) any Consents, registrations, declarations or filings required to be obtained or made as a result of the identity, nature, business or operations of Parent or any of its Subsidiaries or Affiliates, and (v) such other items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.06       SEC Documents; Undisclosed Liabilities. (a) The Company has timely filed or furnished all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated by reference therein) required to be filed or furnished by the Company with the SEC on or after January 1, 2020 and prior to the date hereof (such documents, together with any documents filed during such period by the Company with the SEC on a voluntary basis on Form 8‑K or otherwise, the “Company SEC Documents”).

(b)         As of their respective dates, after giving effect to any amendments or supplements thereto filed prior to the date hereof, the Company SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act of 1933, as amended (the “Securities Act”) and the Sarbanes‑Oxley Act of 2002 (“SOX”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10‑Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year‑end audit adjustments and the absence of complete footnotes). The Company has made available to Parent true and complete copies of all material written correspondence between the SEC, on the one hand, and the Company or any of its Subsidiaries, on the other hand, occurring between January 1, 2020 and the date of this Agreement. As of the date of this Agreement, there are no outstanding or unresolved comments from the SEC staff with respect to any Company SEC Document. As of the date of this Agreement, no Company SEC Document is the subject of ongoing SEC review or outstanding SEC comment or investigation.

(c)          Neither the Company nor any Company Subsidiary has any liabilities required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto, except for liabilities and obligations (i) disclosed, reflected or reserved against in the Company’s consolidated balance sheet as of April 3, 2021 (or the notes thereto), (ii) incurred in the ordinary course of business since April 3, 2021 consistent with past practice, (iii) executory obligations under Contracts entered into by the Company or any Company Subsidiary in the ordinary course of business that do not arise out of any breach or default under such Contract on the part of the Company or any Company Subsidiary or (iv) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d)         None of the Company Subsidiaries is, or has at any time been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(e)         Each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Rule 13a‑14 or 15d‑14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents, and the statements contained in such certifications are true and correct. For purposes of the preceding sentence hereof, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(f)         Since January 1, 2020, the Company has not received any oral or written notification of any (i) “significant deficiency”, (ii) “material weakness” in the Company’s and the Company Subsidiaries’ internal controls, or (iii) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting, and, to the knowledge of the Company, there is no set of circumstances that could reasonably be expected to result in a “significant deficiency”, “material weakness” or fraud in the internal controls of the Company or any of the Company Subsidiaries that is required to file reports with the SEC under the Exchange Act. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the Release 2004‑001 of the Public Company Accounting Oversight Board, as in effect on the date hereof. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of SOX, and based on the most recent such assessment concluded that such controls were effective. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of such internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting. Since January 1, 2020 and except as otherwise described in the Filed Company SEC Documents, the Company has not identified any significant deficiency or material weakness in the design or operation of its internal control over financial reporting or fraud, whether or not material, that involved management or other employees who have a significant role in the Company’s internal control over financial reporting.

(g)          Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off‑balance sheet, partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, or person, on the other hand) or any “off‑balance sheet arrangements” (as defined in Item 303(b) of Regulation S‑K of the SEC), in each case that is material to the Company and Company Subsidiaries, taken as a whole.

(h)        The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a‑15(f) and 15d‑15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (B) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (C) that receipts and expenditures of the Company are being made only in accordance with the authorization of management and directors of the Company and (D) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.

(i)        The “disclosure controls and procedures” (as defined in Rules 13a‑15(e) and 15d‑15(e) of the Exchange Act) of the Company are designed to ensure that all information (both financial and non‑financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(j)        The Company is in material compliance with the applicable provisions of SOX, the rules and regulations of the SEC adopted in connection therewith, and the applicable listing standards and corporate governance rules of the NYSE.

(k)       Since January 1, 2020, neither the Company, any of the Company Subsidiaries nor, to the knowledge of the Company, any Representative of the Company or any of the Company Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Company Subsidiaries or its internal controls, including any complaint, allegation, assertion, or claim that the Company or any of the Company Subsidiaries has engaged in questionable accounting or auditing practices. No person has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company. Since January 1, 2020, neither the Company nor any of the Company Subsidiaries has (A) changed its cash management policies, including accelerating the collection of accounts receivable or deferring the payment of accounts payable or (B) shipped inventory to distributors, resellers, partners, other similar parties or other channel partners in excess of the amounts that such distributors, resellers, partners, other similar parties or other channel partners would reasonably be able to sell.

SECTION 3.07         Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time it is filed with the SEC, at the date it is first mailed to the Company’s stockholders, at the time of the Company Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

SECTION 3.08          Absence of Certain Changes or Events. From April 3, 2021 until the date of this Agreement, there has not been:

(i)         a Company Material Adverse Effect;

(ii)       any action that, if it had been taken or occurred after the execution of this Agreement, would have required the consent of Parent pursuant to Sections 5.01(b)(i), 5.01(b)(ii), 5.01(b)(iii), 5.01(b)(iv), 5.01(b)(v), 5.01(b)(vii), 5.01(b)(viii), 5.01(b)(ix), 5.01(b)(xi), 5.01(b)(xii), 5.01(b)(xiii), 5.01(b)(xiv)(B), 5.01(b)(xiv)(C), 5.01(b)(xv), 5.01(b)(xvii), 5.01(b)(xviii), 5.01(b)(xix), 5.01(b)(xx), or, with respect to any of the foregoing, 5.01(b)(xxi); or

(iii)      any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate, is material to the Company and the Company Subsidiaries, taken as a whole.

SECTION 3.09          Taxes. (a) Each of the Company and each Company Subsidiary has filed, or has caused to be filed on its behalf, all material Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. Each of the Company and each Company Subsidiary has paid all material Taxes required to be paid by it (whether or not shown to be due on such Tax Returns). In the past three years, no claim has ever been made in writing by a Governmental Authority in a jurisdiction where any of the Company and the Company Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, which claim has not been resolved. Neither the Company nor any Company Subsidiary has been granted, requested or filed any document having the effect of causing any extension of time within which to file any Tax Returns in respect of any fiscal year that have not since been filed, other than extensions that are automatically granted.

(b)          Neither the Company nor any Company Subsidiary is delinquent in the payment of any material amount of Tax nor is there any material Tax deficiency outstanding, proposed, asserted or assessed in writing against the Company or any Company Subsidiary. As of the date of this Agreement, there are no pending requests for waivers of any statute of limitations on, or extension of any time period for, the assessment or collection of any material Tax with respect to the Company or any Company Subsidiary, and no such waivers or extensions have been granted by any taxing authority.

(c)        The unpaid Taxes of the Company and the Company Subsidiaries, as of the dates of the financial statements contained in the Filed Company SEC Documents have been accrued on such financial statements in accordance with GAAP. Since the date of the most recent financial statement contained in the Filed Company SEC Documents, neither the Company nor any of the Company Subsidiaries has incurred any material liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(d)          There are no Liens for Taxes (other than for current Taxes not yet delinquent or Taxes being contested in good faith through appropriate proceedings for which adequate reserves have been properly made on the financial statements contained in the Filed Company SEC Documents) on the assets of the Company or any Company Subsidiary.

(e)          There are no Tax sharing agreements or similar arrangements (including indemnity arrangements, but excluding agreements entered into in the ordinary course of business the primary purpose of which does not relate to Tax) with respect to or involving any of the Company and the Company Subsidiaries.

(f)          None of the Company and the Company Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company or a Company Subsidiary). None of the Company and the Company Subsidiaries has any liability for the Taxes of any person (other than Taxes of the Company and the Company Subsidiaries) (i) under Treasury Regulation Section 1.1502‑6 (or any similar provision of state or local law), (ii) as a transferee or successor, (iii) by contract (excluding agreements entered into in the ordinary course of business the primary purpose of which does not relate to Tax), or (iv) otherwise by operation of law.

(g)          Each of the Company and the Company Subsidiaries has properly withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and each of the Company and the Company Subsidiaries has complied in all material respects with all related reporting and recordkeeping requirements.

(h)      Neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax‑free treatment under Section 355 of the Code either (A) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or (B) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the Merger.

(i)          Neither the Company nor any of the Company Subsidiaries has entered into any transaction identified as a “listed transaction” as set forth in Treasury Regulation Sections 1.6011‑4(b)(1) or any comparable provision of state, local or non‑U.S. law.

(j)          The Company is not, nor has been at any time during the past five years, and each Company Subsidiary is not, nor has been at any time since July 2, 2018, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(k)        The Company has provided or made available to Parent all material documentation relating to, and is in compliance in all material respects with all terms and conditions of, any Tax exemption, Tax holiday or other Tax reduction agreement or order of a territorial or non‑U.S. government with respect to the Company and any Company Subsidiary. The Company has provided or made available to Parent true, correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by the Company or any Company Subsidiary since January 1, 2015.

(l)         The Company and each Company Subsidiary is in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and each Company Subsidiary. The price for any property or services (or for the use of any property) provided to or by the Company and each Company Subsidiary are arm’s‑length prices for purposes of the applicable transfer pricing laws.

(m)        Neither the Company nor any of the Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction or loss from, any taxable period ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made outside the ordinary course of business prior to the Closing, (ii) change in method of accounting made prior to the Closing Date, including under Section 481(a) of the Code or any similar Law, or use of an improper method of accounting for any taxable period (or portion thereof) ending on or before the Closing Date, (iii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, or (iv) any prepaid amount or advance payments received or deferred revenue received or accrued outside the ordinary course of business prior to the Closing.

(n)         Neither the Company nor any of the Company Subsidiaries will have any liability for making any payment of Taxes at any time after the Closing Date as a result of Section 965 of the Code with respect to or by reason of any income, gain, earnings or profits earned or accrued on or prior to the date of the Closing, including without limitation by reason of an election under Section 965(h) of the Code or an election under Section 965(i) of the Code.

(o)          There is no material abandoned or unclaimed property or escheat obligation with respect to assets held or owned by the Company or any of the Company Subsidiaries.

(p)          Since the date of the most recent audited financial statements included in the Filed Company SEC Documents neither the Company nor any of the Company Subsidiaries has (A) made, changed or rescinded any material Tax election or settled or compromised any material Tax liability or refund, (B) changed or adopted any Tax accounting period or method or filed any amended Tax Return, (C) surrendered any right to claim a material refund of Taxes, or consented to any extension or waiver of the limitations period for the assessment of Taxes, (D) taken any action outside the ordinary course of business if taking such action would increase the Tax liability of the Company or any of the Company Subsidiaries by more than a de minimis amount after the Closing Date, or (E) changed the Tax residency of the Company or any Company Subsidiary.

(q)          Neither the Company nor any of the Company Subsidiaries has (i) deferred any Taxes under Section 2302 or 2303 of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) or Internal Revenue Service Notice 2020‑65, (ii) claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001‑7003 of the Families First Coronavirus Response Act, or (iii) applied for or received any loan under the Paycheck Protection Program under the CARES Act (or, in each case, any similar provision of U.S. or non‑U.S. Law).

Section 3.10       Company Benefit Plans

(a)        Section 3.10(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means (i) each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA), and (ii) each employment, offer letter (or form of offer letter and any individual offer letter that materially deviates from the form), severance, termination, separation, individual independent contractor or consulting, disability benefits, supplemental unemployment benefits, vacation benefits, paid time off, retention, change in control, transaction, tax gross-up, insurance, welfare benefit, performance, death benefit, hospitalization, retirement benefit, deferred compensation, pension, profit-sharing, bonus, commission, stock option, stock appreciation right, other forms of incentive or equity compensation or other equity or equity-based compensation, post-retirement insurance benefit, fringe benefit, loan, indemnification, retention or other compensation or benefit plan, agreement, policy, arrangement or program (whether or unfunded and whether or not legally binding or subject to the Laws of the United States) that is sponsored, entered into, maintained, contributed to or required to be contributed to by the Company, any Company Subsidiary or any ERISA Affiliate, to which the Company, any Company Subsidiary or any ERISA Affiliate is a party or has or may in the future have any liability (contingent or otherwise).

(b)         The Company has provided or made available the following documents to Parent with respect to each material Company Benefit Plan: (i) correct and complete copies of all documents embodying such Company Benefit Plan, including (without limitation) all amendments thereto, and all related trust documents, (ii) a written description of any material Company Benefit Plan that is not set forth in a written document, (iii) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (iv) the most recent annual actuarial valuation, if any, (v) the most recent Internal Revenue Service (“IRS”) or Department of Labor (“DOL”) determination, opinion, notification and advisory letters, (vi) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, (vii) all material correspondence to or from any Governmental Authority received in the last three years, (viii) all discrimination tests for the three most recent plan years, and (ix) all material written agreements and contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts, and group insurance contracts, and any and all forms of award or similar agreements thereunder.

(c)         Each Company Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign and domestic), including (without limitation) ERISA and the Code. All material contributions, reserves or premium payments required to be made or accrued to the Company Benefit Plans have been timely made or accrued. Each Company Benefit Plan (i) intended to be tax qualified under the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and exempt from United States Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such letter has been revoked (nor, to the knowledge of the Company, as of the date of this Agreement, has revocation been threatened) and, to the knowledge of the Company, no event has occurred since the date of the most recent such letter or application therefor relating to any such Company Benefit Plan that could reasonably be expected to adversely affect the qualification of such Company Benefit Plan or result in material liability to the Company or any Company Subsidiary, and (ii) except as would not, individually or in the aggregate, be material to the Company or any Company Subsidiary, each Company Benefit Plan required to have been approved by any non-United States Governmental Authority (or intended to have been approved to obtain any beneficial tax or other status) has been so approved or timely submitted for approval, no such approval has been revoked (nor, to the knowledge of the Company, as of the date of this Agreement, has revocation been threatened) and, to the knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Company Benefit Plan that could reasonably be expected to affect any such approval relating thereto or result in material liability to the Company or any Company Subsidiary.

(d)          Neither the Company nor any Company Subsidiary or any of their respective ERISA Affiliates currently or ever in the past maintained, sponsored, contributed to or been obligated to sponsor, maintain or contribute to, or has any actual or contingent liability under (i) a “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) a “multiple employer plan” as described in Section 413 of the Code, including a “multiple employer welfare arrangement”, (iii) a  “defined benefit plan” (as defined in Section 3(35) of ERISA), that is subject to Section 302 or Title IV of ERISA or is otherwise a defined pension plan subject to laws outside of the U.S., or (iv) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code.

(e)          Neither the Company nor any Company Subsidiary is subject to any material liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA. The Company and each of the Company Subsidiaries have complied in all material respects with all applicable health care continuation requirements in Section 4980B of the Code and in ERISA. No “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Benefit Plan that has or could reasonably be expected to result in material liability to the Company or any Company Subsidiary.

(f)         No Company Benefit Plan that provides health or welfare benefits (whether or not subject to ERISA) provides health or welfare benefits, and there are no obligation or understanding, written or oral, with respect to the provision of such health or welfare benefits, after retirement or any other termination of employment or service, except where the cost thereof is not material or is borne entirely by the former employee or service provider (or his or her eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code or any similar state statute or foreign Law.

(g)         No amount, economic benefit or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event, including any termination of employment) by any person who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) with respect to the Company could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code). No person is entitled to any gross-up, make-whole or other additional payment from the Company or any Company Subsidiary in respect of any tax imposed under Section 4999 or 409A of the Code. For purposes of the foregoing sentence, the term “payment” shall include (without limitation) any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits.

(h)         The execution of this Agreement, the obtaining of the Company Stockholder Approval and the consummation of the Transactions (alone or together with any other event) will not (i) entitle any person to any increase in benefits under or with respect to any Company Benefit Plan, (ii) otherwise trigger any acceleration (of funding, vesting or payment of benefits or otherwise) under or with respect to any Company Benefit Plan, (iii) trigger any material obligation to fund any Company Benefit Plan (iv) result in any material breach or violation of, or a material default under, any Company Benefit Plan, (v) require a contribution or funding by the Company or any Company Subsidiary to a Company Benefit Plan or the transfer or setting aside of assets to fund any benefits under a Company Benefit Plan, or (vi) limit or restrict the right to merge, amend, terminate or transfer the assets of any Company Benefit Plan following the Effective Time.

(i)          No action, suit or claim (excluding claims for benefits incurred in the normal operation of a Company Benefit Plan) has been brought or is pending or, to the knowledge of the Company, is threatened against or with respect to any Company Benefit Plan or the assets or any fiduciary thereof (in that person’s capacity as a fiduciary of such Company Benefit Plan). There are no audits, inquiries, investigations or proceedings (including termination proceedings) pending or, to the knowledge of the Company, threatened by the IRS, DOL, or other Governmental Authority with respect to any Company Benefit Plan.

(j)         With respect to each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), such plan has been administered, maintained and operated in all material respects in both documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code and so as to avoid the imposition of any material tax, interest or penalty thereunder.

(k)          Section 3.10(k) of the Company Disclosure Letter sets forth each material Company Benefit Plan maintained outside the jurisdiction of the United States, or covering any employee residing or working outside the United States (any such Company Benefit Plan, a “Foreign Benefit Plan”). With respect to any Foreign Benefit Plans, (i) all Foreign Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling Governmental Authority, (ii) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefor have been established on the most recent balance sheet included in the Filed Company SEC Documents, and (iii) no material liability or obligation of the Company or any Company Subsidiary exists with respect to such Foreign Benefit Plans.

SECTION 3.11       Litigation. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, there is no suit, action, hearing, audit, claim, charge, action, arbitration, mediation, inquiry, investigation or other legal or administrative proceeding by or before, or otherwise involving any Governmental Authority (each, an “Action”) (or group of related Actions) pending or, to the knowledge of the Company, threatened against the Company, any Company Subsidiary or any of the directors or officers of the Company or any of the Company Subsidiaries, in their capacity as such. Except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (a) neither the Company nor any of the Company Subsidiaries, nor any officer, director or employee of the Company or any of the Company Subsidiaries, in their capacities as such, has been permanently or temporarily enjoined by any order, writ, injunction or decree (each, an “Order”) of any court or Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of the Company or such Company Subsidiary, or requiring the Company or any of the Company Subsidiaries to take any action of any kind with respect to its business, assets or properties or (b) none of the Company or any Company Subsidiary or, to the knowledge of the Company, any officer, director or employee of the Company or any Company Subsidiaries, in their capacities as such, is under investigation by any Governmental Authority.

SECTION 3.12      Compliance with Applicable Laws; Permits. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries are in compliance with all applicable Judgments and Laws, including those relating to Environmental Laws. Neither the Company nor any Company Subsidiary has received any written communication, or to the knowledge of the Company, verbal communication, during the past three years from a Governmental Authority that alleges that the Company or a Company Subsidiary is not in compliance in any material respect with any applicable Law. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights of or with all Governmental Authorities, including all authorizations under Environmental Laws, (“Permits”) necessary for it to own, lease or operate its properties and assets and to carry on its business and operations as now conducted and there has occurred no default under, or violation of, any such Permit. The Merger will not cause the revocation or cancellation of any such Permit that is material to the business of the Company and the Company Subsidiaries, taken as a whole.

SECTION 3.13         Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co. LLC (the “Company Financial Advisor”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has delivered to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

SECTION 3.14        Opinion of Financial Advisor. The Company Board has received the opinion of the Company Financial Advisor, to the effect that, as of the date of such opinion and based upon and subject to the various limitations, qualifications, assumptions, conditions and other matters set forth therein, the Merger Consideration to be received pursuant to this Agreement by the holders of shares of Company Common Stock (other than the Canceled Shares and Appraisal Shares) is fair from a financial point of view to such holders of shares of the Company Common Stock, a signed copy of which opinion will be delivered to Parent as soon as practicable after the execution of this Agreement by all parties hereto solely for informational purposes (the “Fairness Opinion”).

SECTION 3.15       Environmental Matters. (a) Neither the Company nor any of the Company Subsidiaries has (x) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of the Company’s or any of the Company Subsidiaries’ properties or any other properties, other than in a manner that has not and would not, in all such cases taken individually or in the aggregate, reasonably be expected to be material to the Company and Company Subsidiaries, taken as a whole, under Environmental Laws, (y) any knowledge or reason to know of the presence of any Hazardous Substances on, under or at any of the Company’s or any of the Company Subsidiaries’ properties or any other property but arising from the Company’s or any of the Company Subsidiaries’ properties, other than in a manner that has not and would not, in all such cases taken individually or in the aggregate, reasonably be expected to be material to the Company and Company Subsidiaries, taken as a whole, under Environmental Laws, or (z) received any written notice (A) of any material violation of or any liability under any Environmental Laws or the institution or pendency of any Action by any Governmental Authority or any third party in connection with any such violation or liability, (B) requiring the response to or remediation of Hazardous Substances at or arising from any of the Company’s or any of the Company Subsidiaries’ properties or any other properties, (C) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company’s or any of the Company Subsidiaries’ properties or any other properties or (D) requiring material modification of any product produced, sold, distributed or marketed by the Company (or the suspension or termination of such activities with respect to such product) in order to comply with Environmental Laws. Except as, individually or in the aggregate, has not had and would not reasonably be expected to be material to the Company and Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries are and, since January 1, 2020, have been in compliance with all applicable Environmental Laws, which compliance includes the possession of, and compliance with all material Environmental Permits. The Company and the Company Subsidiaries have provided all material environmental reports, studies, communications and information in written or electronic form in its possession relating to the Company’s compliance with or liability under Environmental Law during the three year period prior to the date hereof.

(b)          No Environmental Law imposes any material obligation upon the Company or any of the Company Subsidiaries arising out of or as a condition to any Transaction, including, without limitation, any requirement to file any notice or other submission with any Governmental Authority, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree. To the knowledge of the Company, no Lien other than a Permitted Lien has been placed upon the Company’s or any of the Company Subsidiaries’ properties under any Environmental Law.

SECTION 3.16         Material Contracts; Debt Instruments. (a) Subsections (i) through (xxi) of Section 3.16(a) of the Company Disclosure Letter contain a list of the following Contracts to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is bound as of the date hereof (such Contracts required to be listed on Section 3.16(a) of the Company Disclosure Letter, the “Company Material Contracts”); provided, however, that any Company Benefit Plans and Foreign Benefit Plans that are Company Material Contracts do not need to be listed in Section 3.16(a) of the Company Disclosure Letter:

(i)         any outbound lease, sale or other similar agreement providing for the sale, lease or similar arrangement by the Company or any of the Company Subsidiaries of goods, services, Intellectual Property or other assets that is expected to result in either (A) annual payments to the Company and/or any of the Company Subsidiaries of $1,000,000 or more, or (B) aggregate payments to the Company and/or any of the Company Subsidiaries of $5,000,000 or more over the next five years, except for any such contract between the Company and any of the Company Subsidiaries;

(ii)      any inbound lease, purchase or other similar agreement for the purchase or lease by the Company or any of the Company Subsidiaries of goods, services, Intellectual Property or other assets that is expected to result in either (A) annual payments by the Company and/or any of the Company Subsidiaries of $1,000,000 or more, or (B) aggregate payments by the Company and/or any of the Company Subsidiaries of $5,000,000 or more over the next five years, except for any such contract between the Company and any of the Company Subsidiaries;

(iii)      any Contract of the Company or any Company Subsidiary (A) evidencing indebtedness for borrowed money of the Company or any Company Subsidiary with an aggregate principal amount of $10,000,000 or more; (B) guaranteeing any such indebtedness of another person; (C) constituting debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary with an aggregate principal amount of $10,000,000 or more; (D) guaranteeing any debt securities of another person; (E) constituting a “keep well” or other agreement to maintain any financial statement condition of another person or (F) having the economic effect of any of the foregoing, except in each case for any such contract or agreement between the Company and any of the Company Subsidiaries (all contracts listed or required to be listed in Section 3.16(a)(iii) of the Company Disclosure Letter, “Debt Instruments”);

(iv)     any joint venture, or formation of a legal partnership or similar arrangement, other than Contracts between or among the Company or any wholly owned Company Subsidiary;

(v)        any Contract relating to the acquisition or disposition of any business, material amount of assets or any interest therein, in each case under which the Company or any of the Company Subsidiaries has any material outstanding rights or obligations;

(vi)     any Contract (a) that limits or purports to limit, in any material respect, the ability of the Company, any of the Company Subsidiaries or any of their respective Affiliates to compete in a line of business or with any person or in any geographic area or during any period of time, or use or enforce any Company Owned IP, but excluding any non-exclusive licenses to Company Owned IP, (b) that requires the Company, any Company Subsidiary or any of their respective Affiliates to exclusively deal with any Person with respect to any matters, or (c) that contains a “most favored nation” provision, that restricts in any material respect any of the businesses of the Company, any Company Subsidiary or any of their respective Affiliates, which include for any of the foregoing, any settlement, non-competition, coexistence or standstill agreements;

(vii)     any Contract (a) pursuant to which the Company or any Company Subsidiary grants another Person a license under, or otherwise a right to receive or acquire any right (whether or not exercisable) or interest in, any Business Intellectual Property that is expected to result in annual payments to the Company and/or any of the Company Subsidiaries by the counterparty of such Contract, of $1,000,000 or more (other than non-exclusive licenses granted to customers in the ordinary course consistent with past practices in connection with sales or purchases of the Company’s products and services), (b) pursuant to which the Company or any Company Subsidiary receives a license from another Person or is authorized by any other Person to use any Intellectual Property of any other Person that is expected to result in annual payments from the Company and/or any of the Company Subsidiaries of $1,000,000 or more, or (c) that limits or purports to limit the Company or any Company Subsidiary from using or enforcing any Company Owned IP in a material way, including any settlement, non-competition, coexistence, or standstill agreements, but excluding any non-exclusive licenses to Company Owned IP;

(viii)    any Contract that, upon the consummation of the Transactions, will result in Parent or any of its Subsidiaries (including the Company, Surviving Corporation and their Subsidiaries) granting any rights or licenses to any Intellectual Property of any of Parent or any of its Subsidiaries to any third party, which rights in such Intellectual Property were not granted prior to the consummation of the Transactions;

(ix)       any Contract to or by which the Company or any Company Subsidiary is a party or bound providing for the payment, increase or vesting of any material benefits or compensation in connection with the Merger to any employee or other individual service provider of the Company or any of the Company Subsidiaries.

(x)       any Contract that is a collective bargaining agreement or other agreement with any labor union, works council, trade union or other employee representative body (“Union”) of the Company or any Company Subsidiary;

(xi)      any Contract with an Affiliate, other than Contracts between or among the Company or any wholly owned Company Subsidiary;

(xii)      any Contract that grants any rights of first refusal or rights of first offer or rights of first notice to any Person with respect to any material assets or equity interests of any of the Company or any Company Subsidiary;

(xiii)     any Contract that is between the Company or any Company Subsidiary, on the one hand, and a Governmental Authority, on the other hand, direct as a prime contractor, or indirect as a subcontractor through a third‑party prime contractor, including through a reseller, distributor or similar third party pursuant to a master agreement, in each case with annual aggregate payments to the Company and the Company Subsidiaries under master agreements that are for $2,000,000 or more;

(xiv)     any Contract with any university or similar academic institution pursuant to which the Company or any Company Subsidiary has utilized or will utilize any funding, personnel or facility or other resources of such Person in connection with any current or future research or development activities material to the business of the Company and Company Subsidiaries, taken as a whole;

(xv)    each material Contract to which the Company or any Company Subsidiary is a party entered into in the last three years in connection with the settlement or other resolution of any actual or threatened Action, in each case under which the Company or any of the Company Subsidiaries has any material outstanding rights or obligations;

(xvi)     any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S‑K of the SEC);

(xvii)    any Contract with any Top Distributor, Top Partner or Top Supplier;

(xviii)  any Contract containing minimum purchase or sale obligations that are binding on the Company or any Company Subsidiary that is material to the business of the Company and the Company Subsidiaries, taken as a whole;

(xix)    any Contract pursuant to which the Company or any of the Company Subsidiaries has continuing indemnification obligations (other than indemnification provisions entered into in the ordinary course of business, as well as Contracts entered into on the Company’s forms of agreement for ordinary course transactions with manufacturers, end-users, customers, distributors, resellers, partners, suppliers, developers, consultants and service providers (without any material modifications thereto) which are material to the business of the Company and Company Subsidiaries, taken as a whole;

(xx)     any Contract pursuant to which the Company or any Company Subsidiary has made or agreed to make any capital expenditure or capital expenditures outside of the ordinary course of business that individually is in excess of $250,000, or in the aggregate are in excess of $1,000,000; and

(xxi)    any Contract that involves the obligation or potential obligation of the Company or any Company Subsidiary to make any “earn-out” or similar payments to any Person relating to any prior acquisition made by the Company or any Company Subsidiary that has not been satisfied and fully terminated prior to the date of this Agreement.

(b)        The Company and each of the Company Subsidiaries that is a party to a Company Material Contract has performed in all material respects all obligations to be performed by it under such Company Material Contract. As of the date hereof, neither the Company nor any of the Company Subsidiaries has received any written notice of cancellation or threatened cancellation relating to a Company Material Contract or has any knowledge that a Company Material Contract is likely to be cancelled, other than upon any expiration of such Company Material Contract in accordance with its terms.

(c)          Each Company Material Contract is a written Contract, is a valid and binding agreement, is in full force and effect, and is enforceable by the Company or the Company Subsidiary that is a party thereto against each other party thereto in accordance with its terms, subject to the Bankruptcy and Equity Exception, and each Company Material Contract will remain in full force and effect in accordance with its terms upon consummation of the transactions contemplated hereby. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, none of the Company, the Company Subsidiaries, or, to the knowledge of the Company, any other party to a Company Material Contract is in default or in breach of any such Company Material Contract.

(d)          As of the date of this Agreement, no Company Material Contract is under re-negotiation, and, to the knowledge of the Company, no party thereto is seeking to or has communicated an intent to re-negotiate or modify any such Company Material Contract in any manner that is adverse and material to the business of the Company and Company Subsidiaries, taken as a whole.

(e)       The Company has provided Parent a true and complete copy of each Company Material Contract (including any amendments, supplements or modifications thereto).

(f)         Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of the Company Subsidiaries that is a party to a Debt Instrument is in compliance with all covenants in such Debt Instrument and has been in compliance with all such covenants since July 2, 2018. Section 3.16(f) of the Company Disclosure Letter sets forth a complete and correct schedule of all amounts owing under each of the Debt Instruments, together with the per annum interest rate and the maturity date.

SECTION 3.17        Title to Properties. (a) Each of the Company and each of the Company Subsidiaries has fee title to, or valid leasehold or other equivalent use and/or occupancy interests in, all its tangible properties and assets except for minor defects in title, easements, restrictive covenants and similar encumbrances or impediments and other Permitted Liens that, in the aggregate, do not and will not materially decrease the value of such properties and assets or materially interfere with its ability to conduct its business as currently conducted. All such assets and properties, other than assets and properties in which the Company or any of the Company Subsidiaries has leasehold interests, are free and clear of all Liens except for Permitted Liens. Neither the Company nor any Company Subsidiary owns any real property.

(b)        Section 3.17(b) of the Company Disclosure Letter sets forth a true, correct and complete description of all real property in excess of 5,000 square feet leased, subleased, licensed to or otherwise occupied or utilized (but not owned) by the Company or any Company Subsidiary (the “Leased Real Property”), along with a true, correct and complete list of all leases, subleases, licenses or occupancy agreements, and any amendments thereto, for each parcel of Leased Real Property (collectively, “Leases”) including the identification of the lessee and lessor thereunder. True and correct copies of the Leases that are also Company Material Contracts have been made available to Parent and no changes have been made to any such Leases since such documents have been made available.

(c)         Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) all personal property owned or leased by the Company or any Company Subsidiary and all buildings, structures, fixtures and other improvements included in any real property owned or leased by the Company or any Company Subsidiary are usable for their intended purposes in the ordinary course of the Company’s and the Company Subsidiaries’ business and (ii) no zoning or similar land use restrictions are currently in effect or, to the knowledge of the Company, proposed by any Governmental Authority that would impair the operation of the Company’s or any Company Subsidiary’s business as currently conducted or which would impair the use, occupancy and enjoyment of any of the real property owned or leased by the Company or any Company Subsidiary in any material respect. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, all of the real property owned or leased by the Company or any Company Subsidiary is in compliance with all applicable zoning or similar land use restrictions of all Governmental Authorities having jurisdiction thereof and with all recorded restrictions, covenants and conditions affecting any of such real property. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has received any notice from any person with regard to (i) encroachments on or off the real property owned or leased by the Company or any Company Subsidiary, (ii) violations of building codes, zoning regulations, subdivision covenants, or (iii) defects in title of the real property owned or leased by the Company or any Company Subsidiary. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, no claim or right of adverse possession by any third party has been claimed or, to knowledge of the Company, threatened with respect to the real property owned or leased by the Company or any Company Subsidiary. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, no portion of the real property owned or leased by the Company or any Company Subsidiary is subject to any Order for its sale, condemnation, expropriation or taking (by eminent domain or otherwise) by any Governmental Authority, and no such sale, condemnation, expropriation or taking been proposed or threatened.

(d)         Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, each of the Company and each of the Company Subsidiaries has complied with the terms of all Leases to which it is a party, and all such Leases are in full force and effect. Each of the Company and each of the Company Subsidiaries enjoys peaceful and undisturbed possession under all such Leases. Neither the Company nor any applicable Company Subsidiary has delivered or received any written notice of termination under the Leases. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Leased Real Property is (A) in good condition and repair (subject to normal wear and tear) and (B) sufficient for the operation of the business of the Company as it is conducted as of the date hereof.

SECTION 3.18       Intellectual Property. (a) Section 3.18(a) of the Company Disclosure Letter sets forth a correct and complete list of all registrations of and pending applications to register any Patents, Copyrights, Trademarks, Mask Works, Internet Assets and any other forms of registered Intellectual Property owned by or filed under the name of the Company or a Company Subsidiary (collectively, “Company Registered IP”), including, for each item as set forth therein, the name or title of such Company Registered IP, the name of the current owner, registrant or applicant, the jurisdictions by or in which any such registrations or applications have been issued or filed, the respective registration or application numbers and dates of issuance, registrations or filing (as applicable). The Company and the Company Subsidiaries (i) solely and exclusively own all Company Owned IP, free and clear of any Liens other than Permitted Liens and (ii) use, and have used, all Company In-Licensed IP pursuant to valid and enforceable written Contracts, except as would not be material to the Company or the Company Subsidiaries, and, in each case under (i) and (ii), will continue to so own or have such valid and enforceable rights following the consummation of the transactions contemplated herein to the same extent as immediately prior to the consummation of such transactions in all material respects, except for the ordinary course expiration of the statutory life of registered Intellectual Property, or as set forth in Section 3.05(a) of the Company Disclosure Letter. The Company Owned IP is subsisting, and, except as would not be material to the Company and the Company’s Subsidiaries and excluding any applications or registrations which have not yet issued, valid and fully enforceable, as applicable. The Business Intellectual Property constitutes all of the Intellectual Property necessary for, and is sufficient for, the business of the Company and the Company Subsidiaries as presently conducted.

(b)          Except as would not be material to the Company or Company Subsidiaries, the Company and the Company Subsidiaries have complied with all applicable Laws and the requirements of all applicable Governmental Authorities for the purposes of filing, registering, prosecuting and maintaining in full force and effect all Company Registered IP, including the duty of disclosure, candor, and good faith with respect to the U.S. Patent and Trademark Office and any equivalent foreign requirements under by foreign Governmental Authorities, and have paid all necessary fees (including application, registration, annuity, maintenance and renewal fees) that have come due in connection with the Company Registered IP, and filed all necessary documents (including affidavits, proofs of working or use, recordations, disclosures, certificates and renewals) that have come due in connection with the Company Registered IP, with the appropriate Governmental Authorities. Except as would not be material to the Company or Company Subsidiaries, (i) neither the Company nor any of the Company Subsidiaries are, or have been, a party to any Action (including any cancellation, post-grant proceedings, opposition, invalidity challenges, re-examination, termination or withdrawal proceedings), and (ii) there are no Actions threatened in writing, that challenge the validity, enforceability, ownership, or right to use, sell or license any Company Owned IP. No Company Owned IP is subject to any Order that limits its scope, validity or enforceability.

(c)          The Company and the Company Subsidiaries and their conduct of their respective businesses (including with respect to their products or services) do not infringe, misappropriate, dilute or otherwise violate, and have not infringed, misappropriated, diluted or otherwise violated, the Intellectual Property rights of any other Person. Except as would not be material to the Company or Company Subsidiaries, the business as conducted by the Company and the Company Subsidiaries does not, and has not, constituted unfair competition or trade practices. Except as would not be material to the Company or the Company Subsidiaries, since January 1, 2019, neither the Company nor any of the Company Subsidiaries has received any written claim, charge, demand or notice alleging any such infringement, misappropriation, dilution or other violation (including any invitation to license or request or demand from using any Intellectual Property of any Person).

(d)       To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, or is infringing upon, misappropriating or otherwise violating, any Company Owned IP in any material respect. Since January 1, 2019, the Company and the Company Subsidiaries have not sent any written notice to any Person alleging infringement, misappropriation or other violation of any Company Owned IP.

(e)        The Company and the Company Subsidiaries have taken commercially reasonable steps to safeguard and maintain the secrecy and confidentiality of material Trade Secrets owned or held by the Company and the Company Subsidiaries. Except as would not be material to the Company or the Company Subsidiaries, (a) each founder and present and past manager, officer, employee and consultant of the Company or the Company Subsidiaries and (b) any other Person with access to such Trade Secrets has executed a written and enforceable Contract that requires such Person to protect and maintain the confidentiality of such Trade Secrets, and to the knowledge of the Company, no such Person has breached any such Contract.

(f)        Except as would not be material to the Company or the Company Subsidiaries, each founder and present or past manager, officer, employee or consultant of the Company or the Company Subsidiaries and any other Person who developed any Intellectual Property for the Company or the Company Subsidiaries has executed a valid and enforceable written agreement that conveys to the Company or the Company Subsidiaries all of such Person’s rights, title and interests in and to all Intellectual Property developed by such Person in connection with the provision of services by such person to the Company or Company Subsidiaries, or the Company or a Company Subsidiary otherwise solely and exclusively owns the same by operation of law. Except as would not be material to the Company or the Company Subsidiaries, no founder or present or past employee, consultant, officer or director of the Company or the Company Subsidiaries (i) owns any Intellectual Property rights used or held for use by the Company or the Company Subsidiaries which Intellectual Property was created in connection with the provision of services to the Company or Company Subsidiaries, or (ii) has made any ownership claims with respect to, or has any right, license, claim or interest whatsoever in, such Intellectual Property. Except as would not be material with respect to such Intellectual Property, each Person that contributed to Company Owned IP has been fully compensated respect to any required statutory payments.

(g)         No Person, other than current employees, current contractors and agents of the Company or the Company Subsidiaries, possesses the material source code for any product or service offered by the Company or the Company Subsidiaries (such Software source code, “Company Source Code”) and neither the Company nor any of the Company Subsidiaries is bound by any Contract (including any source code escrow agreement) pursuant to which the Company or such Company Subsidiary is obligated to provide or license any other Person, or deposit to any escrow agent, such Company Source Code. The consummation of the transactions contemplated this Agreement will not, alone or in connection with any other event, result in the release of any Company Source Code to any Person under any Contract, and no circumstance or condition currently exists that, with or without notice or lapse of time or both, will, or would reasonably be expected to, result in the delivery or disclosure of any such Company Source Code to any Person who is not, as of the date of this Agreement, an employee of the Company or a Company Subsidiary.

(h)         Neither the Company nor any Company Subsidiary is now a member or promoter of, or a contributor to any industry standards body, standard setting organization or any similar organization that requires or obligates the Company or the Company Subsidiaries, to grant or offer to any other Person any license or right to any Company Owned IP. None of the Company Patents is subject to any declaration that obligates the Company or the Company Subsidiaries to grant a license, covenant not to sue, immunity or other right under any Company Owned IP on reasonable and non-discriminatory (RAND) or fair reasonable and non-discriminatory (FRAND) terms. The Company and the Company Subsidiaries have not declared any Company Patent essential to any industry standards body, standard setting organization or any similar organization. None of the Company Patents is subject to any contractual obligations to any patent pool that would limit or restrict the licensing or assertion of said Company Patent in any material respect. Except as would not be material to the Company or the Company Subsidiaries, all Software that is used by the Company or any of the Company Subsidiaries (i) performs in conformance with its documentation in all material respects, and (ii) is free from any material software defect. Except as, individually or in the aggregate, would not be material to the Company or the Company Subsidiaries, none of such Software contains any “back door,” “drop dead device,” “time bomb,” self-help mechanism, virus, Trojan horse, worm, malware or other software routine or hardware component designed or intended to have any of the following functions: (A) disrupting, disabling, harming or otherwise impeding in any material manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (B) damaging or destroying any data or file without the user’s consent (collectively, “Contaminants”).

(i)          The Company and the Company Subsidiaries have complied in all material respects with the terms of the license agreements applicable to any Open Source Software, contained in the products or services of Company or the Company Subsidiaries, including, without limitation, all attribution and notice requirements under such license agreements. Except as would not be material to the applicable product or service, the Company and the Company Subsidiaries have not used, incorporated or distributed Open Source Software in the products or services of Company or the Company Subsidiaries in a manner that requires or could require, or condition or could condition, the use or distribution of such Open Source Software on, the granting to any Person by the Company or any Company Subsidiary of any right or immunity with respect to any Business Intellectual Property (including any requirement or condition that any Company Owned IP be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, or (C) redistributable at no or nominal charge).

(j)          The Company and the Company Subsidiaries have taken commercially reasonable steps to protect in all material respects the IT Systems, including, without limitation, from Contaminants. The IT Systems are adequate and sufficient in all material respects for the conduct of the business of the Company and the Company Subsidiaries as currently conducted. Since January 1, 2019, the IT Systems have not suffered any material failures or defects and have functioned consistently and accurately in all material respects during such period. Since January 1, 2019, to the knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of any IT Systems, including with respect to any Sensitive Data, and the data and information which they store or Process has not been corrupted in any discernible manner or accessed without the authorization of the Company or the Company Subsidiaries, in a manner that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries maintain disaster recovery and business continuity plans, procedures and facilities that are reasonable and customary for a business of substantially similar size to the Company and the Company Subsidiaries that handles Sensitive Data.

(k)          Except as would not be material to the Company or the Company Subsidiaries, none of Company or any of the Company Subsidiaries has, received any support, funding, resources or assistance from any Governmental Authority, public university, or quasi-governmental agency or source in connection with the development or commercialization of the products of the Company or any of the Company Subsidiaries or of any facilities or equipment used in connection therewith.

SECTION 3.19          Labor and Employment Matters.

(a)          There are no collective bargaining agreements or other Contracts to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound or otherwise subject, and no such agreement or Contract is being negotiated by the Company or any of the Company Subsidiaries. No employee of the Company or any of the Company Subsidiaries is represented by a Union. Since January 1, 2019, neither the Company nor any of the Company Subsidiaries has encountered any Union organizing activity, or had any actual or threatened labor disruptions or activities, including any employee strikes, work stoppages, slowdowns, demands or petitions for recognition, picketing or lockouts. No notice, consent or consultation obligations with respect to any employees of the Company or any of the Company Subsidiaries, or any Union, will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the transactions contemplated hereby.

(b)         Each of the Company and the Company Subsidiaries is, and has been, in compliance in all material respects with all applicable Laws respecting employment, including discrimination, harassment or retaliation in employment, terms and conditions of employment, termination of employment, wages, collective bargaining, overtime and minimum wage classifications, hours, occupational safety and health, employee whistle‑blowing, immigration, employment practices and classification of employees, consultants and independent contractors. There is, and since January 1, 2019 there has been, no complaint, grievance, charge or other Action pending (including unfair labor practice charges) or, to the knowledge of the Company, any material complaint, grievance, charge or other Action threatened against the Company or any of the Company Subsidiaries concerning employment‑related matters or brought by or on behalf of any current or former applicant, employee, contingent worker or independent contractor of the Company or any of the Company Subsidiaries. There are no notices of assessment, provisional assessment, reassessment, supplementary assessment, penalty or material surcharge assessment or increased assessment (collectively, “Assessments”) or any other communications related thereto which Company or any of the Company Subsidiaries has received from any workers’ compensation or workplace safety and insurance board or similar authorities. There are no Assessments which have not been paid in full and there are no facts or circumstances which may result in a material increase in liability to Company or any of the Company Subsidiaries from any applicable workers’ compensation or workplace safety and insurance Law after the Closing.

(c)       Except as would not result in a material liability to the Company or any Company Subsidiary, all Persons who are or have been performing consulting or other contracted services for the Company or any Company Subsidiary have been correctly classified by the Company or Company Subsidiary as either independent or sub-contractors, contingent workers or outsourced workers, or employees as the case may be, and at the Effective Time, with respect to those persons still performing consulting or contracted services for the Company or the Company Subsidiary as of the Effective Time, such persons will qualify for such classification. Except as would not result in a material liability to the Company, all individuals who are or were classified as employees as of the Effective Time have been correctly classified as exempt or non-exempt, as the case may be, under the Fair Labor Standards Act or other applicable Laws.

(d)         Neither the Company nor any Company Subsidiary has effectuated, and neither the Company nor any Company Subsidiary intends to effectuate, (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”)) affecting any single site of employment or one or more facilities or operating units within any single site of employment of the Company or any Company Subsidiary or (ii) a “mass layoff” (as defined in the WARN Act) affecting any single site of employment or facility of the Company or any Company Subsidiary; or, in the case of clauses (i) and (ii) of this sentence, any similar action under any comparable Law requiring or triggering notice or liability to employees in the event of a plant closing, layoff or substantial cessation or relocation of industrial or commercial operations.

(e)          No officer or employee with a title of vice president or higher of any of the Company or any of the Company Subsidiaries (i) or group containing such employees of the Company or any of the Company Subsidiaries, to the knowledge of the Company, has given notice of termination of employment or otherwise disclosed plans to terminate employment with the Company or any of the Company Subsidiaries within the 12 month period following the date hereof, or (ii) has within the past six years been the subject of any sexual harassment, sexual assault, sexual discrimination or other similar misconduct allegations during his or her tenure at the Company or any of the Company Subsidiaries.

SECTION 3.20          Vote Required. Assuming the accuracy of the representations set forth in Section 4.09, the only vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and approve the Transactions, including the Merger, is the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”). The affirmative vote of the holders of Company Capital Stock, or any of them, is not necessary to approve any Transaction Agreement other than this Agreement or consummate any Transaction other than the Merger.

SECTION 3.21          Privacy and Data Security.

(a)         Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries are, and have at all times been, in compliance with all Privacy Obligations and all Cybersecurity Laws, (ii) the Company and the Company Subsidiaries have adopted and published privacy notices and policies that accurately describe their privacy practices, and complied and are in compliance with those privacy notices and policies, and (iii) none of the representations or disclosures made or contained in any such privacy notices or policies are or have been inaccurate, misleading or deceptive in violation of any Privacy Obligation.

(b)         Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries have taken commercially reasonable steps to limit access to Personal Information and Sensitive Data by the personnel of the Company and the Company Subsidiaries and subcontractors and third-party vendors providing services to or on behalf of the Company and the Company Subsidiaries, in each case, to those who have a need to access such Personal Information in the execution of their duties to the Company and the Company Subsidiaries, and (ii) to the knowledge of the Company, the Company and the Company Subsidiaries have neither intercepted or made unauthorized use of the audio, written, or electronic content of communications to which they have access, nor divulged, sold, shared, or otherwise made available such content or records regarding such communications to Governmental Authorities without receipt of written legal process that is valid in the jurisdiction where served, in each case, in violation of applicable Law.

(c)         Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have, where required under applicable Privacy Obligations and Cybersecurity Laws, contractually obligated all third parties Processing Personal Information on their behalf to (i) comply with all applicable Privacy Obligations and Cybersecurity Laws, (ii) take reasonable steps to protect and secure Sensitive Data from any Security Breaches, and (iii) comply with all other obligations required to be incorporated into such contracts by applicable Privacy Obligations and Cybersecurity Laws.

(d)        Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries are, and have at all times been, in compliance with all Privacy Obligations and all Cybersecurity Laws, in each case, relating to network security, cyber security, Processing of Sensitive Data, third party data transfers, cross border data transfers, data localization, and data sharing with judicial, regulatory, or law enforcement authorities.

(e)        None of the Company or Company Subsidiaries owns, controls, or operates any critical information infrastructure (as such term is defined under applicable Laws of the People’s Republic of China) located in the People’s Republic of China, nor Processes any important data (as such term is defined under applicable Laws of the People’s Republic of China).

(f)         Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the execution, delivery, and performance by the Company of each Transaction Agreement to which it is a party, and consummation of the Merger (including the Company’s Processing of Personal Information in connection therewith), will not result in any violation by the Company and the Company Subsidiaries of the Company’s and Company Subsidiaries’ applicable privacy notices and policies and any applicable Privacy Obligations.

(g)        Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company, the Company Subsidiaries, and, to the knowledge of the Company, all third parties Processing Sensitive Data on behalf of the Company or the Company Subsidiaries have not experienced, nor, to the knowledge of the Company, have there been third-party claims to the Company or any Company Subsidiaries alleging, a Security Breach, (ii) neither the Company nor any of the Company Subsidiaries have notified in writing, nor been required by any applicable Privacy Obligation to notify in writing, any Person of any Security Breach, (iii) neither the Company nor any of the Company Subsidiaries have, since January 1, 2019 received any written notice of any claims, investigations (including investigations by a Governmental Authority), or allegations regarding any violation of Laws or other Privacy Obligations by the Company or any of the Company Subsidiaries with respect to Personal Information possessed by the Company or any of the Company Subsidiaries or any violation of any Cybersecurity Laws by the Company or any of the Company Subsidiaries, and (iv) the Company and the Company Subsidiaries are not currently involved in, and have never been involved in, any Actions related to any Privacy Obligations or violations of any Cybersecurity Laws.

(h)        Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have implemented and maintain an information security program that comprises commercially reasonable and appropriate organizational, physical, administrative and technical safeguards to protect against unauthorized access to, or use of, or loss of access to the Company’s or Company Subsidiaries’ IT Systems and all Sensitive Data Processed by the Company or Company Subsidiaries in compliance with all Privacy Obligations and Cybersecurity Laws applicable to the Company or the Company Subsidiaries.

SECTION 3.22       Product Warranties; Defects; Services. (a) Each product (including any software product) or service (including software hosted as a service) developed, manufactured, sold, licensed, leased or delivered by the Company and the Company Subsidiaries since January 1, 2020 (collectively, the “Company Products”) has been in conformity in all material respects with the specifications for such Company Product, all applicable contractual commitments and all applicable express and implied warranties. Except as, individually or in the aggregate, is not, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor the Company Subsidiaries have any liability or obligation (and to the Company’s knowledge, there is no basis for any present or future Action against the Company or the Company Subsidiaries) for replacement or repair thereof or other damages in connection therewith except liabilities or obligations for replacement or repair incurred in the ordinary course of business consistent with past practice. Except as, individually or in the aggregate, is not, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole, no Company Product is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by applicable Law.

(b)       Except as, individually or in the aggregate, is not, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole, all services provided by the Company and the Company Subsidiaries to any third party in the past three years (“Company Services”) were performed in conformity with the terms and requirements of all applicable express and implied warranties and all applicable services agreements. There is no Action pending, or to the Company’s knowledge, threatened in writing against the Company or the Company Subsidiaries, relating to any Company Services that is or would reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole. To the Company’s knowledge, neither the Company nor the Company Subsidiaries have any “loss contract” or other agreement (a “Loss Contract”) where the expected cost to complete the contract exceeds the fees and payments received or to be received pursuant to such contract, in the aggregate, and there is no reasonable basis to conclude that any agreement will become a Loss Contract, in each case, except to the extent has not, and would not reasonably be expected to have, a Company Material Adverse Effect.

SECTION 3.23        Relationships with Customers, Partners and Suppliers. Section 3.23 of the Company Disclosure Letter lists each of the top 20 (i) distributors (the “Top Distributors”) who purchase products and services directly from the Company or Company Subsidiaries, (ii) partners who have signed up to the Company’s or Company Subsidiaries’ partner program (the “Top Partners”) and (iii) suppliers to the Company and Company Subsidiaries (the “Top Suppliers”), in each case, of the Company and the Company Subsidiaries, each in terms of revenues received in each of the last two fiscal years. Except as would not be material to the Company nor the Company Subsidiaries, neither the Company nor the Company Subsidiaries have received notice from any Top Distributor, Top Partner or Top Supplier indicating that any such Person (i) has terminated, or intends to terminate or has threatened to terminate or not renew its existing agreements with the Company or the Company Subsidiaries, (ii) intends to materially reduce its level of purchases from the Company or the Company Subsidiaries, (iii) intends to renegotiate pricing and (iv) intends to change the terms of its business in any material respect which is adverse to the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries is involved in any material dispute with any Top Partner, Top Distributor or Top Supplier or has been notified by or has notified any Top Partner, Top Distributor or Top Supplier, in writing, of any breach or violation of any Contract or agreement with any Top Partner, Top Distributor or Top Supplier.

SECTION 3.24       Affiliate Transactions; Insider Interests. Except for compensation or other employment arrangements listed on Section 3.10(a) of the Company Disclosure Letter:  since January 1, 2020, there are and have been no transactions, arrangements, understandings or Contracts between the Company or any of the Company Subsidiaries, on the one hand, and any present or former (i) affiliates of the Company or any Company Subsidiary (other than its wholly owned Company Subsidiaries) or (ii) director, executive officer, stockholder, partner, member, employee or Affiliate of the Company or any of the Company Subsidiaries, or any of such Person’s Affiliates or immediate family members, in each case, on the other hand (any of the foregoing Persons in clauses (i) and (ii), a “Related Party”) that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or Schedule 14A proxy statement pertaining to an annual meeting of stockholders. No Related Party of the Company or any of the Company Subsidiaries has any material ownership interest in any material property, real or personal, tangible or intangible, including inventions, patents, trademarks or trade names, used in or pertaining to the business of the Company or any of the Company Subsidiaries. No Related Party of the Company or any of the Company Subsidiaries is an Affiliate of or serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of the Company or any the Company Subsidiaries, or any organization which has a Contract with the Company or any of the Company Subsidiaries.

SECTION 3.25      Certain Business Practices. (a) None of the Company, Company Subsidiaries or controlled Affiliates (including their respective officers, directors, employees and, to the knowledge of the Company, agents, or other third parties acting on their behalf) have in the past five years (i) violated any applicable Anti-Corruption Laws, Anti-Money Laundering Laws, or Global Trade Laws and Regulations; or (ii) offered, paid, promised to pay, authorized the payment of, received, or solicited anything of value under circumstances such that all or a portion of such thing of value would be offered, given, or promised, directly or indirectly, to any Person to obtain any improper advantage and in violation of Anti-Corruption Laws.

(b)         In the past five years, neither Company, the Company Subsidiaries, nor their controlled Affiliates nor, to the knowledge of Company, any of their Representatives, have received any written communication from any Governmental Authority that alleges that Company, the Company Subsidiaries, or controlled Affiliates or any current or former Representative thereof is in violation, has violated, is being, or has been, investigated for violation of Anti-Corruption Laws, Anti-Money Laundering Laws and Global Trade Laws and Regulations in the past five years.

(c)          Neither the Company, the Company Subsidiaries, nor their controlled Affiliates has made, and, to the knowledge of Company, there are no facts or circumstances that exist which would require the Company, the Company Subsidiaries, or controlled Affiliates to make, any disclosures to any Governmental Authority for potential violations of any Anti-Corruption Laws, Anti-Money Laundering Laws and Global Trade Laws and Regulations. To the knowledge of the Company, no current Representative of the Company is currently an officer, agent or employee of a Governmental Authority. In the past five years, neither the Company, the Company Subsidiaries, the controlled Affiliates, nor, to the knowledge of the Company, any of their current or former Representatives (during the period when such Persons were Representatives of the Company, the Company Subsidiaries, or the controlled Affiliates and acting on behalf of the Company, the Company Subsidiaries, or the controlled Affiliates) have directly or indirectly, offered, given, reimbursed, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) or any commission payment payable to (i) any Person who is an official, officer, agent, employee or representative of any Governmental Authority or of any existing or prospective customer (whether or not owned by a Governmental Authority), (ii) any political party or official thereof, (iii) any candidate for political or political party office or (iv) any other Person affiliated with any such customer, political party or official or political office, in each case for the purpose of the following: (a) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (b) inducing such Person to use such Person’s influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority to assist the Company, the Company Subsidiaries, or the controlled Affiliates in obtaining or retaining business for, with, or directing business to, any Person; or (c) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company, the Company Subsidiaries, or the controlled Affiliates in obtaining or retaining business for, with, or directing business to, any Person, in each of clauses (a) – (c) in violation of Anti-Corruption Laws.

(d)          The Company and each of the Company Subsidiaries have maintained for the last five years complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties, and Government Officials in accordance with generally accepted accounting principles.

(e)          None of the Company, Company Subsidiaries, controlled Affiliates, officers, directors, agents, or other third parties acting on behalf of the Company is a Restricted Party.

(f)          At no time during the prior five years has the Company, Company Subsidiaries, Affiliates, predecessors, officers, directors, agents, or other third parties acting on behalf of the Company, engaged in any direct or indirect dealings or transactions in or with a Restricted Party or Restricted Country, nor is the Company or any Company Subsidiary currently engaged in any such activities.

(g)        All of the accounts receivable reflected in the financial statements contained in the Company SEC Documents represent bona fide transactions of the Company and the Company Subsidiaries that arose in the ordinary course of business, are not subject to setoffs or counterclaims and are current and collectible within 90 days of the date such account receivable was first booked (provided, that it is understood that this representation is not a guarantee of collectability of such accounts receivable). All material amounts of deferred revenue listed in the financial statements contained in the Company SEC Documents meet the GAAP deﬁnition of a liability and were appropriately recorded in the books and records in accordance with GAAP consistently applied.

(h)        At no time during the prior five years has the Company, Company Subsidiaries, or controlled Affiliates (including their respective officers, directors, employees and, to the knowledge of the Company, agents, or other third parties acting on their behalf) (i) conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any potential noncompliance with any Anti-Corruption Law, Anti-Money Laundering Law, or Global Trade Laws and Regulations; or (ii) to the knowledge of the Company, been the subject of current, pending, or threatened investigation, formal or informal inquiry or enforcement proceedings for violations of any Anti-Corruption Laws, Anti-Money Laundering Law, or Global Trade Laws and Regulations or received any notice, request, or citation for any actual or potential noncompliance with any Anti-Corruption Law, Anti-Money Laundering Law, or Global Trade Laws and Regulations.

SECTION 3.26       Insurance. The Company and the Company Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such reasonably insurable risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and the Company Subsidiaries. With respect to each insurance policy that is material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any of the Company Subsidiaries is in material breach or default (including any breach or default with respect to the payment of premiums or the giving of notice), and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy. Except for such matters as are not material to the Company and the Company Subsidiaries, taken as a whole, (i) excluding insurance policies that have expired and been replaced in the ordinary course of business, no excess liability or protection and indemnity insurance policy has been canceled by the insurer within one year prior to the date hereof, and to the knowledge of the Company, no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any such insurance policy of the Company or any Company Subsidiary since January 1, 2020 and (ii) no event has occurred, including the failure by the Company or any Company Subsidiary to give any notice or information or by giving any inaccurate or erroneous notice or information, that limits or impairs the rights of the Company or any Company Subsidiary under any such excess liability or protection and indemnity insurance policies.

Section 3.27               Anti-Slavery and Human Trafficking.

(a)         The Company and the Company Subsidiaries and each of their respective directors, officers and employees in their capacities as such, has at all times complied and is complying with all applicable anti-slavery and human trafficking laws, statutes, regulations and codes from time to time in force including, but not limited to, the California Transparency in Supply Chains Act, the Uyghur Forced Labor Prevention Act, the United Kingdom Modern Slavery Act 2015, and similar laws in the jurisdictions in which the Company and the Company Subsidiaries, directly or indirectly, conduct business.

(b)         The Company and the Company Subsidiaries have in place adequate policies, procedures and systems designed to ensure its compliance with all applicable anti-slavery and human trafficking laws, statutes, regulations and codes from time to time in force.

(c)          Neither the Company, the Company Subsidiaries, nor any of their respective directors, officers or employees in their capacities as such, has engaged or is engaging in any activity, practice or conduct related to slavery and/or human trafficking, including but not limited to:  (i) holding another person in slavery or servitude or requiring another person to perform forced or compulsory labor, (ii) arranging or facilitating the travel of another person with a view to the exploitation of that person (human trafficking) or (iii) intending to commit or facilitate any act of human trafficking.

SECTION 3.28         Disclaimer of Other Representations and Warranties. The Company does not make, and has not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby other than those expressly set forth herein. Except as expressly set forth herein, no person has been authorized by the Company to make any representation or warranty relating to the Company or its business, or otherwise in connection with the Merger and the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by the Company. With respect to Parent and Merger Sub, the Company is not relying on any representations and warranties of Parent or Merger Sub, or the accuracy or completeness thereof, except as set forth in Article IV.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub represent and warrant to the Company that, except as set forth in the letter (with specific reference to the particular Section or subsection corresponding to the representations and warranties in this Article IV to which the information set forth in such letter relates; provided, however, that any information disclosed in one section of such letter corresponding to the representations and warranties in this Article IV shall be deemed to be disclosed in such other sections corresponding to the representations and warranties in Article IV to which its relevance is reasonably apparent on the face of such disclosed information and without the need to examine underlying documentation), dated as of the date of this Agreement, from Parent to the Company (the “Parent Disclosure Letter”):

SECTION 4.01         Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the DGCL. Each of Parent and Merger Sub has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.02         Interim Operations of Merger Sub. Since its date of incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of the Transaction Agreements, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

SECTION 4.03        Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver the Transaction Agreements to which it is a party and, subject to the adoption of this Agreement by Parent as sole stockholder of Merger Sub, to consummate the Transactions. The execution, delivery and performance by each of Parent and Merger Sub of each Transaction Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject to the adoption of this Agreement by Parent as sole stockholder of Merger Sub. Promptly after the execution and delivery of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement. Each of Parent and Merger Sub has duly executed and delivered each Transaction Agreement to which it is a party, and assuming the due authorization, execution, and delivery of such Transaction Agreements on behalf of the other parties thereto, each Transaction Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

SECTION 4.04         No Conflicts; Consents. (a) The execution, delivery and performance by each of Parent and Merger Sub of each Transaction Agreement, do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any provision of (i) the Parent certificate of incorporation or bylaws, and the certificate of incorporation or bylaws of Merger Sub, (ii) any material Contract to which Parent or Merger Sub is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any material Judgment or material Law applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)         No material Consent of, or registration, declaration or filing with any Governmental Authority is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of any Transaction Agreement or the consummation of the Transactions, other than (i) (A) compliance with and filings under the HSR Act, and (B) compliance with any mandatory pre‑merger notification and approval requirements under any Foreign Regulatory Laws, (ii) the filing with the SEC of (A) the Proxy Statement and (B) such reports under Sections 13 and 16 of the Exchange Act, as may be required in connection with this Agreement and the other Transaction Agreements, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) any Consents, registrations, declarations or filings required to be obtained or made as a result of the identity, nature, business or operations of Company or any of its Subsidiaries or Affiliates and (v) such other items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.05         Litigation. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Parent Material Adverse Effect, there is no Action (or group of related Actions) pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of the directors or officers of Parent or any of its Subsidiaries in their capacity as such.

SECTION 4.06      Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

SECTION 4.07         Brokers. No broker, investment banker, financial advisor or other person, other than Goldman Sachs & Co. LLC and Foros Securities LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

SECTION 4.08        Financial Capability. Parent and Merger Sub have, and shall have as of the Closing, funds available that are sufficient to consummate the Merger on the terms contemplated by this Agreement and to perform their respective obligations under this Agreement.

SECTION 4.09         Stock Ownership. Neither Parent, Merger Sub, nor any Affiliate thereof, is, or has been within three years prior to the date hereof, an “interested stockholder” of the Company as defined in and for purposes of Section 203 of the DGCL.

SECTION 4.10      Disclaimer of Other Representations and Warranties. Parent and Merger Sub do not make, and have not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby other than those expressly set forth herein. Except as expressly set forth herein, no person has been authorized by Parent or Merger Sub to make any representation or warranty relating to Parent or Merger Sub or their respective businesses, or otherwise in connection with the Merger and the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by Parent or Merger Sub. With respect to the Company, neither Parent nor Merger Sub is relying on any representations or warranties of the Company, or the accuracy or completeness thereof, except as set forth in Article III.

ARTICLE V

Covenants Relating to Conduct of Business

SECTION 5.01         Conduct of Business. (a) From the date of this Agreement to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except (A) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (B) as required by applicable Law, (C) as set forth in Section 5.01 of the Company Disclosure Letter, (D) for actions taken by the Company or the Company Subsidiaries in good faith in response to COVID-19 or COVID-19 Measures, in each case, that are reasonably necessary to protect the health and safety of the Company’s or the Company Subsidiaries’ employees, subject to reasonable prior consultation with Parent to the extent reasonably practicable or (E) as expressly required by this Agreement), the Company shall, and shall cause each of the Company Subsidiaries to, use reasonable best efforts to conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use its reasonable best efforts to preserve intact its current business organization, pay its debts and Taxes prior to delinquency, keep available the services of its current officers and employees and maintain the material relationships with customers, suppliers, licensors, licensees, distributors and others having significant business dealings with them.

(b)          From the date of this Agreement to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, directly or indirectly, do any of the following except (A) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (B) as required by applicable Law, (C) as set forth in Section 5.01 of the Company Disclosure Letter, (D) for actions taken by the Company or the Company Subsidiaries in good faith in response to COVID-19 and COVID-19 Measures, in each case, that are reasonably necessary to protect the health and safety of the Company’s or the Company Subsidiaries’ employees, subject to reasonable prior consultation with Parent to the extent reasonably practicable or (E) as expressly required by this Agreement:

(i)       (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, except dividends or distributions by wholly owned Company Subsidiaries to the Company or any other wholly owned Company Subsidiary that would not, individually or in the aggregate, reasonably be expected to result in any material liabilities of the Company or any of the Company Subsidiaries (including with respect to Taxes), (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, including any Company Stock Options, Company Restricted Stock, Company RSUs, Company PSUs or Company Interim Awards except pursuant to the forfeiture conditions of any such awards or the payment of any exercise prices or withholding taxes, in each case, in accordance with their terms on the date of this Agreement or, in the case of Company Interim Awards, in accordance with the terms and conditions set forth in Section 5.01(b)(ii) of the Company Disclosure Letter;

(ii)        issue, deliver, sell grant, pledge or otherwise encumber any (A) shares of its capital stock or other voting securities, in each case other than (1) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options and the settlement of Company RSUs and Company PSUs outstanding on the date of this Agreement in accordance with their terms as in effect on the date of this Agreement and the settlement of Company Interim Awards in accordance with their terms and with the with the terms and conditions set forth in Section 5.01(b)(ii) of the Company Disclosure Letter and (2) subject to Section 6.04, the issuance of shares of Company Common Stock upon the exercise of the rights under the ESPP, (B) securities convertible into or exchangeable for, or any options, warrants or rights to acquire, (1) any such shares, (2) capital stock or other voting securities or (3) convertible or exchangeable securities, in each case other than the grant of Company Interim Awards under the Company Stock Plans to employees or non-employee directors of the Company and the Company Subsidiaries with respect to up to 2,250,000 shares of Company Common Stock subject to such Company Interim Awards in the aggregate, on the terms and subject to the conditions set forth in Section 5.01(b)(ii) of the Company Disclosure Letter; or (C) Voting Company Debt;

(iii)      amend the Company Charter or the Company Bylaws or the certificate of incorporation, bylaws or other comparable charter or organizational documents of any Company Subsidiary;

(iv)       change its fiscal year;

(v)        acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by any other manner, any equity interest in any business or any corporation, partnership, joint venture, association or other business organization or entity or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole;

(vi)      except as required by Law, as required under any Contract with a Union or as specifically required pursuant to this Agreement (A) grant to any current or former employee, officer, director or other individual service provider of the Company or any Company Subsidiary any increase in annual base salary or base wages or any other increase in cash compensation, except to the extent required under employment Contracts in effect as of the date of this Agreement and disclosed on Section 3.10(a) of the Company Disclosure Letter or in the ordinary course of business and in accordance with past practices with respect to increases in annual base salary or base wage rates but not in an aggregate amount to exceed 6% of aggregate base salaries and base wage rates in effect as of the date hereof, (B) grant to any current or former employee, officer, director or other individual service provider of the Company or any Company Subsidiary any severance, change in control, termination or retention pay or benefits (or any increases thereto), except (x) to the extent required under any Contract in effect as of the date of this Agreement (including pursuant to the renewal of any such Contract) and disclosed on Section 3.10(a) of the Company Disclosure Letter or (y) severance benefits required by applicable Law, (C) hire, engage or terminate the employment or engagement of any employee or individual independent contractor, other than (1) with respect to employee or individual independent contractor hires, as disclosed on Section 5.01(b)(vi) of the Company Disclosure Letter, and (2) with respect to employees or other individual independent contractors, any employee or individual independent contractor who earns or will earn (or prior to termination, did earn) annual base cash compensation of less than $250,000, (D) negotiate, establish, adopt, enter into, amend, modify, extend or terminate any (1) Contract with a Union, or (2) Company Benefit Plan (other than amendments to broad-based benefit plans in connection with open enrollment that result in no more than a de minimis cost to the Company); (E) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any Contract with a Union or Company Benefit Plan, (F) implement any layoffs affecting, place on unpaid leave or furlough, or materially reduce the hours or weekly pay of, 20 or more employees or (G) take any action that would trigger notice obligations under the WARN Act or any similar foreign, state or local Law;

(vii)     make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may be required by a change in GAAP after consultation with Parent and consultation with and based upon the advice from the Company’s independent auditors;

(viii)    other than sales of inventory or non-exclusive licensing of products and services to end-users, customers, distributors, resellers, partners and other similar parties or channel partners, in each case, in the ordinary course of business, sell, lease (as lessor), license or otherwise dispose of or subject to any Lien (other than a Permitted Lien) any properties or assets that are material, individually or in the aggregate, to the Company and any Company Subsidiaries, taken as a whole;

(ix)      (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short‑term trade payables incurred in the ordinary course of business consistent with past practice, (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any wholly-owned Company Subsidiary (in each case, that would not, individually or in the aggregate, reasonably be expected to result in any material liabilities to the Company and the Company Subsidiaries (including with respect to Taxes)) other than routine advances for business expenses to employees consistence with past practice or (C) take any action that would result in any amendment, modification or change of any term of any indebtedness between the Company or any Company Subsidiary and any employee or other service provider of the Company or any Company Subsidiary;

(x)       except as required by Contracts set forth in Section 3.16(a)(xx) of the Company Disclosure Letter, or for capital expenditures made in accordance with the budget provided by the Company to Parent prior to the date hereof, make or agree to make any new capital expenditure or expenditures outside of the ordinary course of business that, individually, is in excess of $250,000 or, in the aggregate, are in excess of $1,000,000;

(xi)      with respect to the Company and each of its Company Subsidiaries (A) make, change or rescind any material Tax election or settle or compromise any material Tax liability or refund, (B) change or adopt any Tax accounting period or method or file any material amended Tax Return, (C) surrender any right to claim a refund of material Taxes, or consent to any extension or waiver of the limitations period for the assessment of material Taxes, (D) take any action outside the ordinary course of business if taking such action would increase the Tax liability of the Company or any Company Subsidiary in any material respect after the Closing Date, or (E) change the Tax residency of the Company or any Company Subsidiary;

(xii)     (a) sell, transfer, assign, license, encumber, abandon, allow to lapse (except where the allowed statutory lifetime has expired in the ordinary course), otherwise dispose of any Company Owned IP (including pursuant to a sale‑leaseback transaction or securitization), except for nonexclusive licenses granted by the Company or Company Subsidiary in the ordinary course of business or (b) disclose any material Trade Secrets to any Person other than pursuant to an enforceable written Contract requiring such Person to protect the confidentiality of such Trade Secret;

(xiii)     (A) change in any material respect its cash management policies, including accelerating the collection of accounts receivable or deferring the payment of accounts payable or (B) ship inventory to end-users, customers, distributors, resellers, partners, other similar parties or other channel partners in excess of the amounts that such Persons would reasonably be able to sell;

(xiv)   (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred in the ordinary course of business consistent with past practice, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (C) settle any Action requiring payments in excess of $250,000, individually, or $1,000,000 in that aggregate, or that would in any manner restrict the operation of the business of the Company or any Company Subsidiary, in any material respect;

(xv)     enter into any material new line of business or make any material change in any line of business in which it engages as of the date of this Agreement;

(xvi)    (A) make any material increase in staffing levels at the Company’s headquarters over those in effect on the date hereof or (B) make any material increase in staffing levels outside the Company’s headquarters with respect to the Company or any Company Subsidiary other than in the ordinary course of business consistent with past practice;

(xvii)   except in the ordinary course of business consistent with past practice, (A) amend, modify, renew or terminate, or waive any material right or obligation under, any Company Material Contract or any provision thereof or (B) enter into, amend, modify, renew, terminate, or waive any material right or obligation under, any Contract that if entered into prior to the date hereof, would constitute a Company Material Contract; provided that any Company Material Contract that is also a Company Benefit Plan shall be governed under Section 5.01(b)(vi) above;

(xviii)  enter into any non‑compete, exclusivity, non‑solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of the Company Subsidiaries;

(xix)    (A) authorize, adopt or implement a plan of complete or partial liquidation or dissolution of the Company or any Company Subsidiary or (B) form or create any new Company Subsidiary;

(xx)     adopt any rights agreement, rights plan, “poison pill” or other anti‑takeover device that would prevent, prohibit, frustrate or impede the Merger or the Transactions; or

(xxi)     authorize any of, or commit or agree to take any of, the foregoing actions.

(c)         Advice of Changes. From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement in accordance with its terms, the Company and Parent shall promptly advise the other upon becoming aware (i) that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions to the obligations of the other party to consummate the Merger set forth in this Agreement to fail to be satisfied at the Closing or (ii) of any changes or events that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, in the case of the Company, or a Parent Material Adverse Effect, in the case of Parent; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. The Company shall, to the extent permitted by Law, promptly provide Parent and Merger Sub with copies of all filings made by the Company with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby. No party’s unintentional failure to comply with this Section 5.01(c) will be taken into account for purposes of determining whether the conditions to consummate the Merger set forth in Article VII have been satisfied.

(d)          Certain Tax Actions.

(i)      During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to, except as set forth on Section 5.01(d)(i) of the Company Disclosure Letter, (A) timely file all income and other material Tax Returns that are required to be filed on or before the Effective Time (“Post‑Signing Returns”) required to be filed by or on behalf of each such entity and timely pay all income and other material Taxes due and payable; (B) not take any position on such Post‑Signing Returns that is inconsistent with past custom and practice unless required by applicable Law or as reasonably requested by Parent; (C) accrue a reserve in the books and records and financial statements of any such entity at such times and in such amounts as are in accordance with past practice for all material amounts of Taxes payable by such entity for which no Post-Signing Return is due prior to the Effective Time; and (D) cause all existing Tax sharing agreements, Tax indemnity obligations and similar agreements, arrangements or practices (“Tax‑Related Agreements”) with respect to Taxes to which the Company or any Company Subsidiary is or may be a party or by which the Company or any Company Subsidiary is or may otherwise be bound (other than Tax‑Related Agreements between or among the Company and the Company Subsidiaries and agreements entered into in the ordinary course of business the primary purpose of which does not relate to Tax) to be terminated as of the Closing Date so that after such date neither the Company nor any Company Subsidiary shall have any further rights or liabilities thereunder.

(ii)      The Company shall deliver to Parent at or prior to the Closing a certificate, in form and substance reasonably satisfactory to Parent, duly executed and acknowledged, certifying that the payment of the Merger Consideration and any payments made in respect of the Company Common Stock or the Appraisal Shares pursuant to the terms of this Agreement are exempt from withholding pursuant to Section 1.1445-2(c)(3) of the Code.

(iii)      The parties shall cooperate with each other and provide each other with all information as is reasonably necessary for the parties to satisfy the reporting obligations under Section 6043A of the Code.

SECTION 5.02          No Solicitation. (a) From the date of this Agreement to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, the Company shall not, and shall cause the Company Subsidiaries not to, and shall not authorize or permit any officer, director, employee, investment banker, attorney, accountant or other advisor or representative (collectively, with respect to any Person, such Person’s “Representatives”) of the Company or any Company Subsidiary to, (i) solicit, initiate or knowingly encourage the submission of any Takeover Proposal, or take any other action to knowingly facilitate, enable or cooperate with the making of any Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Takeover Proposal, (ii) enter into any Acquisition Agreement with respect to any Takeover Proposal, (iii) enter into, participate in or continue any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Takeover Proposal or (iv) propose, resolve or agree to do any of the foregoing. The Company shall (A) immediately cease, and not authorize or permit any of its Representatives to continue, all discussions and negotiations with any person (other than with Parent and its Representatives) regarding any Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Takeover Proposal, (B) promptly (and in any event, within 1 Business Day) after the date hereof request the prompt return or destruction of all confidential information previously furnished to such person(s) (other than Parent and its Representatives) within the last 12 months for the purpose of allowing such person(s) to evaluate a possible Takeover Proposal and (C) promptly (and in any event, within 24 hours) after the date hereof terminate access of any person(s) (other than Parent and its Representatives) to any physical or electronic data rooms for the purpose of evaluating a possible Takeover Proposal. From the date of this Agreement to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, the Company shall not, and shall cause the Company Subsidiaries not to, (x) waive, terminate, modify, fail to enforce, or release any person (other than Parent, Merger Sub or their respective affiliates) under any “standstill” or similar agreement or obligation or propose, resolve or agree to do the foregoing, unless, prior to receipt of the Company Stockholder Approval, the Company Board (which may take into account the recommendation of a committee thereof) determines in its good faith judgment, after consultation with and receipt of advice from outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware Law, in which event the Company Board may grant a waiver under such “standstill” or similar agreement or obligation solely to the extent to permit such Person to make a non-public proposal to the Company Board or (y) exempt any person (other than Parent, Merger Sub and their respective affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or similar provisions of any other Takeover Law) or propose, resolve, or agree to do the foregoing. Notwithstanding the foregoing, at any time prior to receipt of the Company Stockholder Approval, if the Company or the Company Board receives a bona fide written Takeover Proposal after the date hereof that was not solicited in breach or deemed breach of this Section 5.02(a) and did not otherwise result from a breach in any material respect or deemed breach in any material respect of this Section 5.02(a) and that (1) the Company Board (which may take into account the recommendation of a committee thereof) determines in its good faith judgment (after consultation with and after receipt of advice from outside legal counsel and a financial advisor of nationally recognized reputation) constitutes or would reasonably be expected to lead to a Superior Proposal, and (2) the Company Board (which may take into account the recommendation of a committee thereof) determines in its good faith judgment, after consultation with and after receipt of advice from outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to take the actions specified in the following clauses (I) and/or (II) of this sentence with respect to such Takeover Proposal would be inconsistent with its fiduciary duties to the stockholders of the Company under Delaware Law, then, subject to providing prior written notice of its decision to take such action to Parent and compliance with Section 5.02(c), the Company may (I) furnish information with respect to the Company to the person making such Takeover Proposal and its Representatives pursuant to an Acceptable Confidentiality Agreement (provided that any information provided to such person shall have previously been provided to Parent or its Representatives or shall be provided to Parent or its Representatives prior to or at the same time as it is provided to such person) and (II) participate in discussions or negotiations with such person and its Representatives regarding such Takeover Proposal. Without limiting the foregoing, the Company agrees: (x) that any action taken by any Specified Person, any director of the Company, any employee of the Company or any Company Subsidiary with a title of senior vice president or more senior or any financial or legal advisor of the Company, whether or not such person is purporting to act on behalf of the Company or any Company Subsidiary, that, if taken by the Company or a Company Subsidiary, would constitute a breach of any provision set forth in this Section 5.02(a) shall be deemed to be a breach of this Section 5.02(a) by the Company; and (y) if the Company becomes aware of an action by any Representative of the Company or any Company Subsidiary not described in prior clause (x), whether or not such person is purporting to act on behalf of the Company or any Company Subsidiary, that, if taken by the Company or a Company Subsidiary, would constitute a breach of any provision set forth in this Section 5.02(a) and the Company does not promptly use its reasonable best efforts to prohibit or terminate such action, then such action shall be deemed to be a breach of this Section 5.02(a) by the Company. The Company shall not provide (and shall not permit any of its Representatives to provide) any non‑public information that is commercially or competitively sensitive (it being agreed that if such information was provided to Parent pursuant to “clean room” procedures, then it shall be considered commercially or competitively sensitive) to any person(s) in connection with the actions permitted by this Section 5.02(a), except in accordance with “clean room” or other similar procedures that are consistent in all material respects (including with respect to the scope of information restricted thereby) with the Company’s practices in dealing with the disclosures of such information to Parent and its Representatives in connection with the negotiation of this Agreement and the transactions contemplated hereby.

(b)          From the date of this Agreement to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, neither the Company Board nor any committee thereof shall (i) (A) withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, or propose publicly to withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation or its declaration of advisability, or resolve or agree to take any such action, (B) endorse or recommend or propose publicly to adopt, approve, endorse or recommend, any Takeover Proposal, or resolve or agree to take any such action, (C) following the date that any Takeover Proposal or any material modification thereto is first made public or sent or given to the stockholders of the Company, fail to issue a press release publicly reaffirming the Company Board Recommendation within five Business Days after (or, if earlier, by the second Business Day prior to the Outside Date) a written request by Parent to do so, which request shall only be made twice per Takeover Proposal or once per each material modification or material change to a Takeover Proposal, (D) following the commencement by any person of a tender or exchange offer for shares of Company Common Stock, fail to publicly issue a rejection of such tender or exchange offer within 10 Business Days after the commencement thereof (it being agreed that the Company Board may refrain from publicly issuing a rejection of such tender or exchange offer until the close of business on the 10th Business Day after the commencement of such tender or exchange offer without such action being considered an Adverse Recommendation Change so long as the Company Board publicly issues a rejection of such tender or exchange offer no later than immediately after the close of business on such 10th Business Day), or (E) fail to include the Company Board Recommendation in the Proxy Statement when disseminated to the Company’s stockholders (any action described in this clause (i) being referred to herein as an “Adverse Recommendation Change”) or (ii) (A) adopt or approve any Takeover Proposal, or resolve or agree to take any such action, (B) approve, authorize, cause or permit the Company or any Company Subsidiary to enter into any letter of intent, term sheet, memorandum of understanding, agreement in principle, acquisition agreement, option agreement, merger agreement, joint venture agreement, partnership agreement or other agreement relating to any Takeover Proposal, other than an Acceptable Confidentiality Agreement (an “Acquisition Agreement”), or resolve or agree to take any such action or (C) submit any Takeover Proposal to the stockholders of the Company for approval, acceptance, endorsement, recommendation or adoption. Notwithstanding the foregoing, and only at a time prior to the receipt of the Company Stockholder Approval, the Company may (x) make an Adverse Recommendation Change in response to an Intervening Event, (y) make an Adverse Recommendation Change in response to a Superior Proposal or (z) terminate this Agreement pursuant to Section 8.01(f) in response to a Superior Proposal in order to enter into a definitive agreement providing for such Superior Proposal, but in each case only if all of the following conditions are satisfied: (1) the Company or the Company Board has received a Superior Proposal after the date hereof that was not solicited in breach or deemed breach of Section 5.02(a) and did not, directly or indirectly, otherwise result from a breach in any material respect or deemed breach in any material respect of Section 5.02(a) (in the case of the preceding clause (y) or clause (z)), or an Intervening Event has occurred (in the case of the preceding clause (x)); (2) in light of such Superior Proposal (in the case of the preceding clause (y) or clause (z)) or such Intervening Event (in the case of the preceding clause (x)), as the case may be, the Company Board (which may take into account the recommendation of a committee thereof) shall have determined in their good faith judgment, after consultation with and after receipt of advice from outside legal counsel and a financial advisor of nationally recognized reputation, that failure to make an Adverse Recommendation Change (in the case of the preceding clause (x) or clause (y)) or to terminate this Agreement (in the case of the preceding clause (z)) would be inconsistent with its fiduciary duties to the stockholders of the Company under Delaware Law (any such determination, a “Withdrawal Determination”); (3) the Company has notified Parent in writing that it has made a Withdrawal Determination (any such notice, a “Triggering Notice”) and provided Parent un‑redacted copies of the documents and/or agreements providing for the Superior Proposal (including any other documents or agreements referred to in or to be entered into in connection with the Superior Proposal) (provided that the Company may provide Parent a redacted copy of any debt commitment fee letter, to the extent un-redacted copies thereof are not made available to the Company) or described the Intervening Event in writing in reasonable detail, as the case may be; (4) at least five Business Days shall have passed following receipt by Parent of the Triggering Notice (such time period, the “Notice Period”), and during the Notice Period, if requested by Parent, the Company shall have negotiated in good faith with Parent to permit Parent to make a proposal to amend the terms of the Transactions or this Agreement; (5) at the end of the Notice Period, and taking into account any written proposals that are irrevocable through the end of the Notice Period to amend the terms of the Transactions or this Agreement made by Parent since receipt of the Triggering Notice (a “Parent Proposal”), such Superior Proposal remains a Superior Proposal and the Company Board (which may take into account the recommendation of a committee thereof) has again made a Withdrawal Determination in response to such Superior Proposal or such Intervening Event is continuing and the Company Board (which may take into account the recommendation of a committee thereof) has again made a Withdrawal Determination in response to such Intervening Event, as the case may be (it being understood and agreed that if, in light of any Parent Proposal, the Company Board is no longer able to make a Withdrawal Determination with respect to such Superior Proposal or Intervening Event, then Parent, Merger Sub and the Company shall immediately enter into an amendment to this Agreement that embodies the terms of such Parent Proposal); (6) the Company is in compliance in all material respects with Section 5.02 and (7) the Company has paid the Termination Fee to Parent pursuant to Section 8.02 and promptly after such termination enters into a definitive agreement providing for such Superior Proposal, in the case of a termination of this Agreement pursuant to the preceding clause (z). The Company acknowledges and agrees that each successive modification to the financial terms or other material terms of a Takeover Proposal that is determined to be a Superior Proposal shall be deemed to constitute a new Superior Proposal, and any material change to the Intervening Event shall be deemed to constitute a new Intervening Event, in each case, for purposes of the second sentence of Section 5.02(b) and shall require a new compliance with the second sentence of Section 5.02(b) and, for the avoidance of doubt, shall require a new Notice Period (except that the five Business Day notice period referred to in the Notice Period shall instead be equal to the longer of (I) three Business Days and (II) the period remaining under the Notice Period immediately prior to the delivery of such additional or successive notice under this sentence).

(c)         The Company shall promptly (but in no event more than 24 hours after receipt thereof) advise Parent in writing of the making of any Takeover Proposal or any inquiry that would reasonably be expected to lead to the making of a Takeover Proposal, the identity of the person making any such Takeover Proposal or inquiry and the terms of any such Takeover Proposal. The Company shall (i) keep Parent reasonably informed of the status including any change to the financial terms or other material terms of any such Takeover Proposal and (ii) provide to Parent, as soon as practicable (and in any event within 24 hours) after receipt or delivery thereof by or to the Company or its Representatives, un‑redacted copies of all offers, proposals, drafts and final versions (and any amendments thereto) of agreements and financing documents, including schedules, exhibits and side letters thereto, relating to the Takeover Proposal (including any other documents or agreements referred to in or to be entered into in connection with the Takeover Proposal) (provided that the Company may provide Parent a redacted copy of any debt commitment fee letter, to the extent un-redacted copies thereof are not made available to the Company), and other material correspondence, sent or provided to the Company, the Company Subsidiaries or their respective Representatives by the person making such Takeover Proposal or such person’s Representatives or sent or provided by the Company, the Company Subsidiaries or their respective Representatives to the person making such Takeover Proposal or such person’s Representatives.

(d)       Nothing contained in this Section 5.02 shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including making a “stop, look and listen” communication to its stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act; (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 5.02; or (iv) making any disclosure to its stockholders that the Company Board (which may take into account the recommendation of a committee thereof) is required to make in order to comply with applicable Law; provided, however, that in no event shall the Company Board or any committee thereof make any Adverse Recommendation Change except in compliance with Section 5.02(b); and provided further that any such disclosure that is made pursuant to immediately preceding clause (ii) or, to the extent related to or in connection with a Takeover Proposal or a Triggering Notice or Withdrawal Determination with respect to an Intervening Event, clause (iv), that does not contain an express reaffirmation of the Company Board Recommendation shall be deemed an Adverse Recommendation Change. None of the following actions shall in and of itself be deemed to constitute an Adverse Recommendation Change: (A) the deliberation by the Company Board (or a committee thereof) regarding a Takeover Proposal, or the determination by the Company Board (or a committee thereof) that a Takeover Proposal constitutes or would reasonably be expected to result in a Superior Proposal; (B) a Withdrawal Determination; (C) the delivery to Parent of a Triggering Notice; or (D) the public disclosure of any action described in the preceding clauses (A), (B) or (C) if such disclosure is required by applicable Law, so long as any such disclosure (x) does not include any statement that constitutes, and does not otherwise constitute, an Adverse Recommendation Change and (y) includes an express reaffirmation of the Company Board Recommendation. Notwithstanding anything in this Section 5.02(d) or the second sentence of Section 5.02(b), unless this Agreement is terminated in accordance with its terms, the Company Board or any committee thereof may not take, agree or resolve to take any action that would result in the Company’s stockholders no longer being legally capable under the DGCL of validly adopting this Agreement.

(e)          For purposes of this Agreement:

“Takeover Proposal” means any proposal or offer made by a third party to the Company or the Company Board (i) for a merger, consolidation, share exchange, business combination, dual listed company structure, liquidation, dissolution, joint venture, strategic alliance, recapitalization, reorganization or other similar transaction involving the Company except, in each case, for any such transaction that would not be material to the Company, (ii) for the issuance by the Company of more than 15% of its shares of capital stock (whether by voting power or number of shares) as consideration for the assets or securities of another person or business, (iii) to acquire in any manner (including by a tender or exchange offer), directly or indirectly, more than 15% of the shares of capital stock of the Company (whether by voting power or number of shares) or assets or businesses that represent or constitute more than 15% of the revenues or assets of the Company and the Company Subsidiaries or (iv) to sell, lease, exclusively license, mortgage, pledge or otherwise transfer (including through any arrangement having substantially the same economic effect as a sale of assets) assets or businesses that represent or constitute more than 15% of the revenues or assets of the Company and the Company Subsidiaries, on a consolidated basis, in a single transaction or a series of transactions, in each case other than the Transactions or sales, leases, licenses or dispositions of assets in the ordinary course of business.

“Superior Proposal” means any bona fide written Takeover Proposal (except that, for purposes of this definition of “Superior Proposal” all references to 15% in the definition of “Takeover Proposal” shall be deemed to be references to 85%) made by a third party (who is not an affiliate of the Company) that is fully financed or has fully committed financing to consummate such transaction (including the repayment of at least 85% of the outstanding indebtedness of the Company and the Company Subsidiaries) and that (i) is on terms that the Company Board reasonably determines in good faith, after consultation with and after receipt of advice from outside legal counsel and a financial advisor of nationally recognized reputation, to be more favorable to the holders of Company Common Stock from a financial point of view than the Transactions, taking into account all the terms and conditions of such proposal and this Agreement (including any Parent Proposal) and (ii) is reasonably capable of being completed on the terms proposed, in each case taking into account financial, regulatory (including Antitrust Laws), legal, closing certainty and timing and other aspects of such proposal and such additional factors as the Company Board considers to be appropriate.

“Intervening Event” means a material, fact, event, change, development or circumstance related to the Company and the Company Subsidiaries taken as a whole that first occurs after the date of this Agreement that (i) is unknown to, nor reasonably foreseeable by, the Company Board as of or prior to the date of this Agreement (or if known and reasonably foreseeable to the Company Board as of the date hereof, the consequences of which were not known and reasonably foreseeable to the Company Board as of the date hereof) and (ii) becomes known to or by the Company Board prior to the receipt of the Company Stockholder Approval; provided, however, that in no event shall (A) the receipt of a Takeover Proposal or Superior Proposal, (B) any changes in the market price or trading volume of the shares of Company Common Stock, (C) any breach by the Company of this Agreement or (D) the fact, in and of itself, that the Company exceeds internal or published projections, in any of the foregoing cases, constitute or be taken into account in determining whether an Intervening Event has occurred (it being understood that the facts or causes underlying or contributing to any of the matters described the preceding clause (B) or (D) may be considered in determining whether an Intervening Event has occurred).

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement; provided, that such confidentiality agreement shall not prohibit or purport to prohibit the Company in any way from complying with this Section 5.02 or this Agreement or include any provision calling for an exclusive right to negotiate with the Company, the Company Board (or any committee thereof) or their Representatives or providing for expense reimbursement of the other party.

ARTICLE VI

Additional Agreements

SECTION 6.01       Preparation of the Proxy Statement; Stockholders Meeting. (a) The Company shall, as soon as practicable after the date hereof (and in any event no later than the 25th Business Day immediately after the date hereof (or, if such calendar day is not a Business Day, on the first Business Day subsequent to such calendar day)), prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any questions or comments of the SEC or proxy advisory firm with respect thereto (including any oral response to comments), the Company (i) shall provide Parent and its counsel a reasonable opportunity to review and comment on such document or response (including any proposed oral response to comments), (ii) shall consider in good faith inclusion in such document or response all comments reasonably proposed by Parent and (iii) subject to the foregoing, shall not file or mail such document, or respond to the SEC or a proxy advisory firm, prior to receiving the approval of Parent or its counsel, which approval shall not be unreasonably withheld, conditioned or delayed. Without limiting the generality of the foregoing, each of Parent and Merger Sub shall reasonably cooperate with the Company in connection with the preparation and filing of the Proxy Statement, including promptly furnishing to the Company in writing upon request any and all information relating to Parent, Merger Sub and their respective Affiliates as may be required to be set forth in the Proxy Statement under applicable Law. Notwithstanding anything to the contrary herein, (A) the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent or Merger Sub expressly provided for inclusion or incorporation by reference in the Proxy Statement (such information, the “Parent Supplied Information”), which, subject to the following proviso, shall be the responsibility of Parent; provided that, the Company shall be responsible if Parent notifies the Company in writing of a correction to any such information and the Company fails to promptly incorporate such correction into the Proxy Statement and (B) Parent and Merger Sub assume no responsibility with respect to any information included or incorporated by reference in the Proxy Statement other than the Parent Supplied Information. In connection with the foregoing, the Company shall as promptly as reasonably practicable after the later of (I) (x) the 10‑day waiting period under Rule 14a‑6(a) under the Exchange Act or (y) if earlier, the date on which the SEC confirms it will not review the Proxy Statement and (II) the date on which the SEC confirms that it has no further comments on the Proxy Statement (such later date, the “Clearance Date”), cause the Proxy Statement to be filed with the SEC in definitive form and to be mailed to the Company’s stockholders (and in no event more than two Business Days after the Clearance Date) and duly call and give notice of the Company Stockholder Meeting for the purpose of seeking the Company Stockholder Approval.

(b)       Within five Business Days after the date hereof, the Company shall make the inquiry (i.e., the “broker search”) required by Rule 14a‑13(a)(1) under the Exchange Act. The Company shall, reasonably in advance of the Clearance Date, establish a record date (the “Record Date”) for stockholders entitled to receive notice of, and attend, a meeting of the stockholders of the Company (the “Company Stockholders Meeting”) for the sole purpose of obtaining the Company Stockholder Approval, voting on a proposal to adjourn the Company Stockholders Meeting (and, if applicable, the advisory vote required by Rule 14a‑21(c) under the Exchange Act in connection therewith). Once the Company has established the Record Date, the Company shall not change, unless otherwise required by applicable Law (including in connection with the postponement or rescheduling of the Company Stockholders Meeting to the extent permitted by Section 6.01(c)), the Record Date or establish a different record date for the Company Stockholders Meeting without the prior written consent of Parent. The Proxy Statement mailed to the holders of Company Common Stock shall include (i) the notice of appraisal rights required to be delivered by the Company pursuant to Section 262 of the DGCL that complies with applicable Law and (ii) the Fairness Opinion in full.

(c)       Unless this Agreement shall have been terminated pursuant to Section 8.01, the Company shall convene and hold the Company Stockholders Meeting for the purpose of seeking the Company Stockholder Approval no later than the 40th calendar day (or, if such calendar day is not a Business Day, on the first Business Day subsequent to such calendar day) after the date that the mailing of the Proxy Statement has commenced. Once the Company Stockholder Meeting has been scheduled by the Company, the Company shall not adjourn, postpone, reschedule or recess the Company Stockholder Meeting without the prior written consent of Parent; provided, however, (1) the Company may adjourn the Company Stockholder Meeting on no more than two occasions, for up to ten Business Days on each occasion, if there are insufficient shares of Company Common Stock represented for purposes of a quorum or if there are insufficient shares of Company Common Stock voted in favor of giving the Company Stockholder Approval or after consultation with the Company’s outside counsel, such adjournment or postponement is required in order to disseminate material information to the Company’s stockholders in connection with their voting at the Company Stockholder Meeting and (2) the Company shall adjourn or postpone the Company Stockholders Meeting upon the written request by Parent for any of the matters described in the preceding clause (1) on no more than two occasions, for up to ten Business Days on each occasion. The Company agrees that, unless this Agreement is terminated pursuant to Section 8.01, its obligations pursuant to this Section 6.01 (except in the case of Section 6.01(d), to the extent specifically provided in Section 6.01(d)) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Takeover Proposal or the making of any Adverse Recommendation Change. The Company shall provide updates to Parent with respect to the proxy solicitation for the Company Stockholders Meeting (including interim results) as reasonably requested by Parent. Parent shall vote or cause to be voted all shares of Company Common Stock owned by Parent or its subsidiaries in favor of the Company Stockholder Approval.

(d)       Unless the Company has made an Adverse Recommendation Change in compliance with Section 5.02(b):  (1) the Company shall, through the Company Board, make the Company Board Recommendation to the stockholders of the Company, and shall include the Company Board Recommendation in the Proxy Statement; and (2) the Company shall use its reasonable best efforts to solicit proxies in favor of the adoption of this Agreement and to take all other action reasonably necessary or advisable to secure the Company Stockholder Approval.

(e)         If prior to the Effective Time, any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the filing with the SEC, as promptly as reasonably practicable, of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders.

SECTION 6.02         Access to Information; Confidentiality. The Company shall, and shall cause each Company Subsidiary to, afford to Parent and to the officers, employees, accountants, counsel, financial advisors, consultants, and other representatives of Parent, including experts retained by Parent, upon reasonable advance request, (x) the opportunity to conduct reviews, assessments, evaluations and inquiries regarding the compliance of the Company and the Company Subsidiaries with applicable Laws and (y) with reasonable access during normal business hours during the period prior to the Effective Time to all its and the Company Subsidiaries’ properties, business, operations, books, contracts, commitments, employees, personnel, information and records and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the U.S. federal or state securities laws and (b) all other information concerning its business, operations, properties and personnel as Parent may reasonably request, provided, however, that the Company may restrict the foregoing access to the extent that, in its reasonable judgment, (i) providing such access would result in the waiver of any attorney-client or other applicable legal privilege, in the disclosure of any trade secrets of third parties or (ii) any Law applicable to the Company or a Company Subsidiary would preclude Parent and its representatives from gaining access to any properties or information, provided, further, that in either case the Company will inform Parent of the general nature of the document or information being withheld and reasonably cooperate with Parent to provide such document or information in a manner that would not result in violation of Law or the loss or waiver of such privilege. Any access to real property shall be subject to the granting party’s reasonable security measures and insurance requirements and shall not include the right to perform any “invasive” testing and, notwithstanding anything to the contrary in this Agreement, the Company may satisfy its obligations set forth in this Section 6.02 by electronic means if physical access would not be permitted under applicable COVID-19 Measures. From and after the date hereof, the Company shall cooperate in good faith with Parent to determine if the Company or any Company Subsidiary has, directly or indirectly, any employees, suppliers, customers or other contractual or business relationships with any Restricted Party and, if any such relationships are identified, the Company shall use reasonable best efforts to terminate such relationships prior to or as of the Closing; provided, however, that to the extent any such relationship cannot be terminated prior to Closing, the Company shall disclose any such relationship to Parent as soon as reasonably practicable and provide Parent with all information requested by Parent to address Parent’s obligations under applicable Laws and compliance with Parent’s internal policies as of the Effective Time. All information exchanged pursuant to this Section 6.02 shall be subject to the mutual non‑disclosure agreement dated March 30, 2021 between the Company and Parent (as amended by the NDA Amendment, the “Confidentiality Agreement”). No investigation under this Section 6.02 shall have any effect on any of the representations, warranties, conditions, covenants or agreements of the parties hereto.

SECTION 6.03         Reasonable Best Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable and in any case prior to the Outside Date, the Merger and the other Transactions, including (i) the obtaining of all necessary or advisable actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary or advisable registrations and filings as determined by Parent (including filings with Governmental Authorities, if any) after consultation and discussion with, and consideration in good faith of the views of, the Company, and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings through the Outside Date, whether judicial or administrative, challenging this Agreement or any other Transaction Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Transaction Agreements in accordance with the terms and subject to the conditions thereof. In furtherance and not in limitation of the foregoing, each of Parent and the Company shall, (x) as promptly as reasonably practicable after the date hereof, but in any event not later than 10 Business Days after the date hereof, unless otherwise agreed by the parties, file with the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) a Notification and Report Form pursuant to the HSR Act (the “HSR Filing”), (y) as promptly as reasonably practicable make each other filing required or advisable pursuant to any Foreign Regulatory Law of any jurisdiction specified in Section 6.03(a) of the Company Disclosure Letter (a “Specified Foreign Regulatory Law”) and (z) as promptly as reasonably practicable make each other filing required or advisable in the view of Parent after consultation and discussion with, and consideration in good faith of the views of, the Company, pursuant to any other Foreign Regulatory Law. Each of the parties hereto shall cooperate reasonably with each other in connection with the making of all such filings or responses, promptly inform the other of, and provide the other party hereto with copies of, any substantive communications with any Governmental Authority (or summaries thereof in the case of oral communications) or filings in connection with the Transactions. To the extent permitted by applicable Law, and subject to all applicable privileges (including the attorney-client privilege), each of the parties hereto shall use reasonable best efforts to consult and cooperate with one another, provide any reasonably necessary information, consider in good faith the views of one another, and permit the other party hereto the opportunity to review and provide comments in advance, in connection with any presentations, memoranda, briefs, or other submissions made or provided to any Governmental Authority by or on behalf of any party hereto in connection with proceedings or regulatory reviews under or relating to the HSR Act or any other Antitrust Law or Foreign Regulatory Law related to the Transactions. Each of the parties agrees to provide reasonable advance notice to the other party of any substantive meeting(s) (including teleconferences or videoconferences) with any Governmental Authority in respect of any submission, notification or investigation under any Antitrust Law or Foreign Regulatory Law and provide the other party the opportunity to attend to the extent reasonably practical and permitted by applicable Law or Governmental Authority unless otherwise agreed by the parties in advance. Without limiting the obligations of Parent set forth in this Agreement, Parent shall control the strategy associated with obtaining approvals, consents, or waivers necessary to consummate the Transaction under any Antitrust Law or Foreign Regulatory Law.

(b)        Subject to the limitations of Section 6.03(d), each of the parties shall make prompt use of its reasonable best efforts to take all reasonably necessary, proper or advisable steps to (i) avoid the entry of, and (ii) resist, vacate, modify, reverse, suspend, prevent, eliminate or remove any actual, anticipated or threatened temporary, preliminary or permanent injunction or other order, decree, decision, determination or judgment entered or issued, or that becomes reasonably foreseeable to be entered or issued, in any Action or inquiry of any kind, in the case of each of the foregoing clauses (i) and (ii), that would reasonably be expected to prevent, enjoin or otherwise prohibit the consummation of the Transactions, including (A) through the time of the Outside Date (including any relevant extensions), the defense through litigation (excluding any appeals) on the merits of any claim asserted in any court, agency or other Action by any person or entity (including any Governmental Authority) seeking to prevent, enjoin or otherwise prohibit consummation of the Transactions and (B)  proposing, negotiating, committing to and agreeing to (x) sell, lease, exclusively license, divest or otherwise dispose of, or hold separate pending such disposition of, assets, operations, rights, product lines, licenses, businesses or interests therein, (y)  restrictions or actions that after the Effective Time would limit Parent’s or its Subsidiaries’ (including the Company’s and the Company Subsidiaries’) freedom of action, conduct or operations, or (z) enter into, modify or terminate existing contractual relationships, contractual rights or contractual obligations, and, in each case, entering into agreements with, submitting to orders of, the relevant Governmental Authority giving effect to, and otherwise promptly effecting, such transactions, restrictions or actions) (such transactions, restrictions or actions described in clause (B) above, a “Regulatory Remedy”) if such action described in clause (A) or (B) above should be reasonably necessary, proper or advisable so as to permit the consummation of the Transactions prior to the Outside Date; provided that neither Company nor any of the Company Subsidiaries shall agree to any Regulatory Remedy without the written consent of Parent. Nothing in this Section 6.03(b) shall require either Parent or the Company to effectuate or agree to effectuate any Regulatory Remedy unless such Regulatory Remedy is conditioned upon the Closing and only effective following the Closing.

(c)          The Company shall give prompt notice to Parent, and Parent or Merger Sub shall give prompt notice to the Company, of (i) any written communication received from any Person alleging that the consent of such Person is or may be required in connection with the Transactions or (ii) any written communication from any Governmental Authority in connection with this Agreement or the Transactions; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the Transaction Agreements.

(d)          Nothing in Section 6.03(a), Section 6.03(b) or any other part of this Agreement shall require Parent or its Subsidiaries, or require or authorize, without the prior written consent of Parent, the Company or the Company Subsidiaries, to propose, negotiate, agree or consent to (i) any Regulatory Remedies described in clause (x) of the definition thereof with respect to the Company’s or the Company Subsidiaries’ businesses, assets or product lines that would result in a material impact on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, following the Transactions; (ii) any Regulatory Remedies described in clause (x) of the definition thereof with respect to Parent’s or its Subsidiaries’ businesses, assets or product lines (other than with respect to the assets or product lines of the Company and the Company Subsidiaries in accordance with clause (i) above); or (iii) any Regulatory Remedies described in clause (y) or (z) of the definition thereof or any other conduct restrictions with respect to (A) (1) the business, assets or product lines of the Company or the Company Subsidiaries or (2) Parent’s audioconferencing and videoconferencing business and the assets and product lines included therein, in each case that would have, individually or in the aggregate, a material impact on the business, financial condition or results of operations of the Company and the Company Subsidiaries, together with Parent’s audioconferencing and videoconferencing business, taken as a whole, following the Transactions or (B) with respect to any businesses, assets or product lines of Parent or its Subsidiaries, other than Parent’s audioconferencing and videoconferencing business and the assets and product lines included therein, or in each case to commit to any of the foregoing, to obtain any consents, approvals, permits or authorizations or to remove any impediments to the Merger relating to the HSR Act, Foreign Antitrust Laws, or other antitrust, competition, or premerger notification, or trade regulation law, regulation or order (collectively, “Antitrust Laws”) or Foreign Regulatory Laws, or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding related to Antitrust Laws or Foreign Regulatory Laws (any such action or effect described in clauses (i), (ii), or (iii) a “Burdensome Effect”).

SECTION 6.04        Company Stock Options and Other Equity Awards. (a) As soon as practicable following the date of this Agreement and in all events prior to, and contingent upon, the Effective Time, the Company Board (or, if appropriate, any committee administering the applicable Company Stock Plan) shall adopt such resolutions or take such other actions as may reasonably be required to effect the following:

(i)      terminate the Company Stock Plans, ESPP and terminate and cancel all outstanding Company Stock Options, Company Restricted Stock, Company RSUs, Company PSUs, Company Interim PSUs and Company Interim RSUs, effective as of the Effective Time; provided that if Parent assumes the Company Interim RSUs pursuant to Section 2.03(e)(A), the Company’s 2003 Stock Plan and Company Interim RSUs shall not be terminated pursuant to this Section 6.04(a)(i); and

(ii)      make such other changes to the Company Stock Plans as it deems appropriate to give effect to the Merger (subject to the approval of Parent, which shall not be unreasonably withheld, conditioned or delayed).

(b)        As of the date hereof, the Company Board (or, if appropriate, any committee administering the ESPP) shall have adopted such resolutions and taken such other actions as may reasonably be required to provide that, (i) the ESPP shall be frozen and suspended at the end of the “offering period” that is in progress as of the date hereof and no new offering periods shall commence under the ESPP at any time on or after the date hereof; provided that if such “offering period” that is in progress as of the date hereof continues to be in progress as of the Effective Time, such “offering period” will be shortened in accordance with Section 19(c) of the ESPP (including the provision of notices to participants in the ESPP as provided therein) to a date on or prior to the Closing Date, (ii) no current participants in the ESPP shall be permitted to increase their payroll deduction elections or rate of contributions under the ESPP from those in effect on the date of this Agreement or make any separate non-payroll contributions to the ESPP on or following the date of this Agreement, and (iii) the ESPP shall terminate prior to, and contingent upon, the Effective Time.

SECTION 6.05         Employee Matters; Benefit Plans. (a) Except as otherwise provided by applicable Law, the employees of the Company and the Company Subsidiaries employed primarily in the United States who remain in the employment of the Surviving Corporation and its subsidiaries as of the Closing or who become employees of Parent or one of its subsidiaries in connection with the Closing (the “Continuing Employees”) shall receive for the twelve (12)-month period after Closing (or, if shorter, the period during which such Continuing Employee remains an employee of Parent or one of its subsidiaries after Closing), (i) annual base cash salary and wage rates that are no less than those provided to such Continuing Employees prior to the Effective Time and (ii) broad-based employee benefits (excluding severance, cash incentive, equity-based compensation, defined benefits pursuant to qualified and nonqualified retirement plans, retiree medical benefits, and other retiree health and welfare arrangements) that are, at the election of Parent (A) comparable in the aggregate to those provided to such employees immediately prior to the Effective Time, or (B) comparable in the aggregate to those provided to similarly situated employees of Parent and its subsidiaries. From and after the Closing and as permitted under applicable local law, each Continuing Employee shall be eligible to participate in a Parent cash incentive plan on the same basis, and with the same target incentive opportunities, as apply to a similarly situated employee of Parent and its Subsidiaries. Notwithstanding the foregoing, neither Parent nor the Surviving Corporation nor any of their subsidiaries shall have any obligation pursuant to this Section 6.05(a) to issue, or adopt any plans or arrangements providing for the issuance or grant of any equity or equity-based awards or provide any change in control, retention or other transaction-related benefits or compensation.

(b)       At or after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, cause to be granted to the Continuing Employees credit for all service with the Company and the Company Subsidiaries prior to the Effective Time, to the extent that such service was credited for the applicable purpose prior to the Effective Time, for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and excluding for purposes of severance pay entitlement, equity-based compensation, defined benefits pursuant to qualified and nonqualified retirement plans, retiree medical benefits, and other retiree health and welfare arrangements), except that such service shall not be credited to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing, with respect to any health plan maintained by Parent or any of its Subsidiaries in which Continuing Employees are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, use commercially reasonable efforts to (i) waive all limitations as to all pre-existing condition exclusions or limitations, physical examination requirements, evidence of insurability requirements, actively-at-work or similar requirements, and waiting periods with respect to participation and coverage requirements applicable to such employees and their covered dependents to the extent such conditions and exclusions were satisfied or did not apply to such employees and their covered dependents under the welfare plans of the Company and the Company Subsidiaries prior to the Effective Time and (ii) provide any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the analogous Company Benefit Plan ending on the date that such Continuing Employee’s participation in the corresponding post-closing plan begins to be given full credit pursuant to such post-closing plan for purposes of satisfying all deductible, co-payments, coinsurance, offset and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such post-closing plan.

(c)          All formal broad-based written communications by the Company or any Company Subsidiary or their respective agents to the officers or employees of the Company and the Company Subsidiaries pertaining to compensation or benefit matters that are affected by this Agreement shall be subject to Parent’s prior consent (not to be unreasonably withheld, conditioned or delayed), unless such communication is consistent in all material respects with a communication previously approved by Parent. The Company shall provide Parent with a copy of the intended communication covered by this subsection (c), and Parent shall have a reasonable period of time to review and comment on each such communication (such review and comments not to be unreasonably withheld, conditioned or delayed). Any group oral presentations with respect to the above shall be materially consistent with such formal written communications.

(d)          Nothing contained herein shall be construed as requiring, and the Company or the Company Subsidiaries shall take no action that would have the effect of requiring, Parent or the Surviving Corporation or any of their respective Affiliates to continue any specific plans or to create any right to employment, continued employment, or any term or condition of employment with the Company or any of the Company Subsidiaries, Parent, the Surviving Corporation or any of their respective Affiliates. Furthermore, no provision of this Agreement shall be construed as prohibiting or limiting the ability of Parent or the Surviving Corporation to amend, modify or terminate any plans, programs, policies, arrangements, agreements or understandings of Parent, the Company or the Company Subsidiaries or the Surviving Corporation and nothing therein shall be construed as an amendment, waiver or creation of any such plan, program, policy, arrangement, agreement or understanding for any purpose. Nothing in this Section 6.05 shall create any third-party beneficiary or any other rights or remedies of any kind or description upon any current or former employee, officer, director or other individual service provider of the Company or any of the Company Subsidiaries or any other person other than Parent, the Surviving Corporation, the Company and the Company Subsidiaries and their respective successors and assigns.

(e)         Unless Parent notifies the Company otherwise in writing not later than ten days prior to the Closing Date, the Company will adopt all resolutions reasonably necessary to terminate its participation in each 401(k) Plan in which the Company or any of the Company Subsidiaries participates as of the date hereof, effective as of no later than one day prior to the Closing Date (but such termination may be contingent upon the Closing). Immediately prior to any such termination, the Company and the Company Subsidiaries will make all necessary payments to fund the contributions: (i) necessary or required to maintain the tax-qualified status of the 401(k) Plan; (ii) for elective deferrals made pursuant to the 401(k) Plan for the period prior to termination; and (iii) for employer matching contributions (if any) for the period prior to termination. For this purpose, the term “401(k) Plan” means any plan intended to be qualified under Section 401(a) of the Code which includes a cash or deferral arrangement intended to qualify under Section 401(k) of the Code, including any “multiple employer plan” subject to Section 413(c) of the Code, as applicable.

(f)          Unless Parent notifies the Company otherwise in writing not later than ten Business Days prior to the Closing Date, the Company will adopt all resolutions reasonably necessary to terminate the Plantronics, Inc. Deferred Compensation Plan, effective as of no later than one day prior to the Closing Date (but such termination may be contingent upon the Closing).

SECTION 6.06         Takeover Laws. The Company and the Company Board shall (i) take all action within its power and authority necessary to ensure that no Takeover Law is or becomes applicable to any Transaction or this Agreement or any other Transaction Agreement and (ii) if any Takeover Law becomes applicable to any Transaction or this Agreement or any other Transaction Agreement, take all action within its power and authority necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by the Transaction Agreements.

SECTION 6.07        Indemnification and Insurance. (a) All rights to indemnification, exculpation from liabilities and advancement of expenses for acts or omissions occurring at or prior to the Effective Time now existing in favor of any individual (i) who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a present or former director or officer (including any such individual serving as a fiduciary with respect to an employee benefit plan) of the Company or (ii) in his or her capacity as a present or former director or officer of one or more of the Company Subsidiaries as of the date of this Agreement (each such individual in (i) and (ii), an “Indemnified Person”) as provided in, with respect to each such Indemnified Person, as applicable, (i) the Company Charter, (ii) the Company Bylaws, (iii) the organizational documents of any applicable Company Subsidiary in effect on the date hereof at which such Indemnified Person serves as a director or officer, as applicable, or (iv) any indemnification agreement, employment agreement or other agreement made available to Parent, containing any indemnification provisions between such Indemnified Person, on the one hand, and the Company and the Company Subsidiaries, on the other hand, shall survive the Merger in accordance with their terms and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Person with respect to acts or omissions occurring at or prior to the Effective Time.

(b)          For six years after the Effective Time, Parent and the Surviving Corporation (jointly and severally) shall indemnify and hold harmless all Indemnified Persons with respect to acts or omissions occurring at or prior to the Effective Time to the fullest extent that the Company or the applicable Company Subsidiary would be permitted to do so by the DGCL or, if any such Company Subsidiary is not organized in Delaware, the applicable Law of organization of such Company Subsidiary, in the event of any threatened or actual claim, suit, action, proceeding or investigation (a “Claim”), whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) with respect to the present and former directors and officers of the Company that are Indemnified Persons, (A) the fact that the Indemnified Person is or was a director (including in a capacity as a member of any board committee), officer, employee or agent of the Company, any of the Company Subsidiaries or any of their respective predecessors or (B) this Agreement or any of the transactions contemplated hereby, and (ii) the fact that such Indemnified Person is or was a director or officer of any Company Subsidiary and his or her respective actions or omissions in his or her capacity as a director or officer of one or more of the Company Subsidiaries, in each case whether asserted or arising before, on or after the Effective Time, against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Person (to the extent required or, in the case of advancement, permitted by the DGCL, upon delivery to Parent of an unsecured, interest‑free undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified)) and all judgments, fines and, subject to the remainder of this Section 6.07(b), amounts paid in settlement of or in connection with any such threatened or actual Claim. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification could be sought by an Indemnified Person hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Claim or such Indemnified Person otherwise consents (not to be unreasonably withheld, conditioned or delayed) in writing to such settlement, compromise or consent. Parent and the Surviving Corporation shall cooperate with an Indemnified Person in the defense of any matter for which such Indemnified Person is indemnified hereunder; provided, however, that Parent or its applicable Subsidiary may, at its option and expense, assume and control the defense of any Claim with one counsel for all similarly situated Indemnified Persons subject to such Claim, if such counsel is reasonably acceptable to a majority of the Indemnified Persons who may be entitled to indemnification for such Claim; provided that, if such Claim commenced after the date hereof and prior to the Effective Time and relates to this Agreement, the Merger or the fiduciary duties of the board of directors of the Company, then at the election of a majority of such Indemnified Persons, such counsel shall be the counsel of record prior to the Effective Time for such Claim; provided further that any Indemnified Person may fully participate at its own expense in the defense of such Claim through separate counsel of its own choosing; and provided further that if, in the reasonable opinion of counsel of any Indemnified Person, there is a conflict of interest between such Indemnified Person and Parent or its applicable Subsidiary, or because of Parent or its applicable Subsidiary’s failure to defend for a period of 60 days any such Claim, any such Indemnified Person shall have the right to select separate counsel of its own choosing to participate in the defense of such Claim on its behalf, and the reasonable costs and expenses (including reasonable attorneys’ fees) of defending such Claim shall be indemnified by Parent and the Surviving Corporation to the extent otherwise indemnifiable hereunder. If Parent or its applicable Subsidiary so assumes the defense of any Claim for such Indemnified Persons pursuant to the foregoing sentence, none of Parent or any of its Subsidiaries will be liable to such Indemnified Persons for any defense costs or expenses (including attorneys’ fees and expenses) subsequently incurred by the Indemnified Persons in the defense of such Claim (but excluding, for the avoidance of doubt, any other losses, claims, damages, liabilities, costs or other expenses therefrom, including from the disposition of any such Claim, that are subject to indemnification pursuant to this Section 6.07). Neither an Indemnified Person nor the Parent, the Surviving Corporation of any of its Subsidiaries shall settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification could be sought without the prior written consent of Parent, in the case of the Indemnified Persons, or the Indemnified Persons, in the case of Parent, the Surviving Corporation or any of its Subsidiaries (in each case, such consent not to be unreasonably withheld, conditioned or delayed). Each Indemnified Person shall reasonably cooperate with Parent and its applicable Subsidiaries, at Parent’s sole expense, in the defense of any matter for which such Indemnified Person could seek indemnification hereunder.

(c)         Prior to the Effective Time, the Company shall, or if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, use reasonable best efforts to obtain and fully pay the premium for the non‑cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time (including claims with respect to the adoption of this Agreement and the consummation of the transactions contemplated hereby) with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies; provided that the Company shall give Parent a reasonable opportunity to participate in the selection of such “tail” insurance policy and the Company shall give good faith consideration to any comments made by Parent with respect thereto; and provided that the premium payable for such “tail” insurance policy shall not exceed 300% of the premium amount per annum the Company paid in its last full fiscal year (such maximum amount, the “Maximum Premium”) and if the cost for such “tail” insurance policy exceeds the Maximum Premium, then the Company shall (or Parent shall cause the Surviving Corporation to, as applicable) obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Premium. Parent shall cause any such “tail” policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by it and the Surviving Corporation. In addition, prior to the Effective Time, the Company will reasonably cooperate with Parent to assist in obtaining such additional “tail” insurance policies as Parent may reasonably request.

(d)          If Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the applicable successor, assign or transferee shall assume the obligations set forth in this Section 6.07 (including this Section 6.07(d)).

(e)       The rights of each Indemnified Person under this Section 6.07 shall be in addition to any rights such Person may have under the certificate of incorporation and bylaws or similar organizational documents of the Company or any of the Company Subsidiaries, under the DGCL or any other applicable Law, under any agreement of any Indemnified Person with the Company or any of the Company Subsidiaries or otherwise. These rights shall survive the consummation of the Merger in accordance with their terms. After the Effective Time, the covenants contained in this Section 6.07 are intended to benefit, and shall be enforceable by, each Indemnified Person. After the Effective Time, the obligations of Parent and the Surviving Corporation under this Section 6.07 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Person without the consent of such Indemnified Person.

SECTION 6.08        Fees and Expenses. Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

SECTION 6.09        Public Announcements. Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except (a) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange, (b) as such press release or public statement contains an Adverse Recommendation Change or occurs following the occurrence of an Adverse Recommendation Change, (c) in respect of any press release, public statement or filing in connection with any legal proceeding between the parties hereto related to this Agreement or any of the transactions contemplated hereby, or (d) any press releases, public disclosures or public statements that are substantially the same as previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 6.09.

SECTION 6.10         Transaction Litigation. The Company shall give prompt notice to Parent, and Parent shall give prompt notice (which notice, notwithstanding anything to the contrary in this Agreement, may be by email to the outside counsel of each party) to the Company, in each case, within two Business Days, of any Actions commenced against such party or any of its directors, officer, stockholders, Affiliates or Representatives in connection with, arising from or relating to this Agreement or the Transactions (including any class action or derivative litigation) (“Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and thereafter keep the other party promptly and reasonably informed with respect to the status thereof. Parent shall have the right to participate in the defense, settlement or prosecution of any Transaction Litigation and the Company shall consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. For purposes of this Section 6.10, “participate” means that (i) the Company shall provide Parent (and its outside counsel) an opportunity to review and to propose comments to all filings or responses to be made by the Company in connection with any Transaction Litigation commenced or threatened, (ii) the Company will keep Parent reasonably apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation, and (iii) the Company shall consider in good faith any comments or suggestions of Parent with respect to such Transaction Litigation. The Company shall not settle or compromise any Transaction Litigation without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed).

SECTION 6.11          Stock Exchange Delisting and Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Law and the rules and requirements of the NYSE to cause the delisting of the Company Common Stock from the NYSE as promptly as practicable after the Effective Time, and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

SECTION 6.12      Section 16 Matters. Prior to the Effective Time, the Company shall take all steps reasonably necessary to cause any dispositions of equity securities (including derivative securities) of the Company in connection with this Agreement and the transactions contemplated hereby by each individual who is a director or officer of the Company to be exempt under Rule 16b‑3 promulgated under the Exchange Act.

SECTION 6.13         Actions with Respect to Existing Debt. Prior to the Effective Time, with respect to the Existing Notes and Loan Agreement, the Company shall, upon request of Parent, (i) use its reasonable best efforts to issue a notice of redemption (contingent upon the occurrence of the Closing) at least 15 days but not more than 60 days before the redemption date agreed with Parent (such redemption date not to be a date prior to the Effective Time) for all of the outstanding aggregate principal amount of such Existing Notes pursuant to the applicable provisions of the Existing Notes Indenture and (ii) take any actions reasonably requested by Parent in accordance with terms of the Existing Notes Indenture and Loan Agreement that are customary or necessary to facilitate (x) the redemption of such Existing Notes pursuant to the Existing Notes Indenture and (y) the repayment of the amount owed under the Loan Agreement, on or after the Effective Time (including delivering to the trustee under the Existing Notes any officer’s certificate required pursuant to the Existing Notes Indenture in connection with the redemption of the Existing Notes and releasing all Liens under and related to the Loan Agreement), and Parent will provide (or cause to be provided) (including by means of the Company at or after the Closing) on or after the Closing Date funds in an amount equal to the amount necessary for the Company to redeem, defease, satisfy and/or discharge the Existing Notes and to repay the amount owing under the payoff letter in respect of the Loan Agreement, if requested by Parent. Any such redemption or satisfaction and discharge must be conditioned on the occurrence of the Closing. All documentation regarding the foregoing shall be subject to the review and approval (not to be unreasonably withheld, conditioned or delayed) of Parent.

ARTICLE VII

Conditions Precedent

SECTION 7.01         Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)          Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

(b)         Regulatory Approvals. The waiting period (and any extension thereof) applicable, if any, to the Merger under the HSR Act shall have been terminated or shall have expired, without the imposition of a Burdensome Effect; provided, however, that the receipt by Parent, Merger Sub or the Company of a letter from a U.S. Governmental Authority that notes that an investigation of the Transactions with respect to Antitrust Laws may be conducted or continue following the expiration of the waiting period under the HSR Act and the consummation of the Transactions shall not in and of itself result in a failure of this condition to the satisfied. All consents, approvals and filings required under the Specified Foreign Regulatory Laws shall have been obtained or made, without the imposition of a Burdensome Effect.

(c)         No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other Judgment issued by any court of competent jurisdiction or Law, restraint or prohibition, in each case of any Governmental Authority of competent jurisdiction (any such temporary restraining order, preliminary or permanent injunction, Judgment, Law, restraint or prohibition, a “Legal Restraint”) shall, subject to Section 7.01(c) of the Company Disclosure Letter, be in effect, in each case preventing, prohibiting or making illegal the consummation of the Merger; provided, however, that the receipt by Parent, Merger Sub or the Company of a letter from a U.S. Governmental Authority that notes that an investigation of the Transactions with respect to the HSR Act may be conducted or continue following the expiration of the waiting period under the HSR Act and the consummation of the Transactions shall not result in a failure of this condition to the satisfied.

SECTION 7.02        Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)        Representations and Warranties. (i) The representations and warranties of the Company in Section 3.01, Section 3.02 (first and third sentences), Section 3.04, Section 3.13, Section 3.14 and Section 3.20 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); (ii) the representations and warranties of the Company in Section 3.03(a) and Section 3.03(e) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all but de minimis respects as of such earlier date); (iii) the representation and warranty of the Company in Section 3.08(i) shall be true and correct in all respects as of the date of this Agreement; and (iv) each of the other representations and warranties (excluding those representations and warranties specified in the preceding clauses (i), (ii) and (iii) of this Section 7.02(a)) of the Company in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent that any such other representations and warranties expressly relate to an earlier date (in which case such other representations and warranties shall be true and correct as of such earlier date), in each case of this clause (iv) determined without regard to qualifications as to materiality or Company Material Adverse Effect, unless, for purposes of this clause (iv), the failure of any such representations and warranties to be so true and correct has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b)          Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations, covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c)          No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

SECTION 7.03       Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)        Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub in Section 4.01, Section 4.03 and Section 4.09 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and (ii) each of the other representations and warranties (excluding those representations and warranties specified in the preceding clause (i) of this Section 7.03(a)) of Parent and Merger Sub in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent any such other representations and warranties expressly relate to an earlier date (in which case such other representations and warranties shall be true and correct as of such earlier date), in each case determined without regard to qualifications as to materiality or Parent Material Adverse Effect, unless, for purposes of this clause (ii), the failure of any such representations and warranties to be so true and correct has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b)       Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations, covenants and agreements required to be performed by them under this Agreement on or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01         Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a)          by mutual written consent of Parent, Merger Sub and the Company;

(b)          by either Parent or the Company:

(i)         if the Merger is not consummated on or before 11:59 p.m., Pacific time, on December 27, 2022 (as such date may be extended pursuant to the immediately following proviso or pursuant to any written agreement to so extend that is executed by Parent and the Company, the “Outside Date”); provided, however, that (1)(A) if on the Outside Date, the conditions in Section 7.01(b) or Section 7.01(c) (to the extent, in the case of Section 7.01(c), that any such Legal Restraint are in respect of the HSR Act or any Foreign Regulatory Law) shall not have been satisfied or waived in accordance with the terms of this Agreement, but all other conditions in Article VII either have been satisfied or waived in accordance with the terms of this Agreement, or would reasonably be expected to be satisfied if the Closing were to occur on such date, then the Outside Date shall be automatically extended, without any action on the part of the parties, one time for an additional 90 days (and the last day of such additional 90 day period shall then be the “Outside Date”) and (B) if on the Outside Date as so extended pursuant to prior clause (1)(A) of this proviso to this Section 8.01(b)(i), the conditions in Section 7.01(b) or Section 7.01(c) (to the extent, in the case of Section 7.01(c), that any such Legal Restraints are in respect of the HSR Act or any Foreign Regulatory Law) shall not have been satisfied or waived in accordance with the terms of this Agreement, but all other conditions in Article VII either have been satisfied or waived in accordance with the terms of this Agreement, or would reasonably be expected to be satisfied if the Closing were to occur on such date, then the Outside Date shall again be automatically extended, without any action on the part of the parties, one additional time for an additional 90 days (and the last day of such additional 90 day period shall then be the “Outside Date”) and (2) if the date on which the Outside Date, as it may be extended, would occur is not a Business Day, then the Outside Date shall be further extended to the next following Business Day; and provided, further that no party shall be permitted to terminate this Agreement pursuant to this Section 8.01(b)(i) if such party’s failure to fulfill any of its obligations under this Agreement shall have been the primary reason that the Closing shall not have occurred on or before the Outside Date; or

(ii)        if any Legal Restraint that, subject to Section 7.01(c) of the Company Disclosure Letter, has the effect of preventing, prohibiting or making illegal the consummation of the Merger shall have become final and nonappealable; or

(iii)      if, upon a vote at a duly held meeting to obtain the Company Stockholder Approval, the Company Stockholder Approval is not obtained;

(c)        by Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of any of the conditions set forth in Section 7.02(a), Section 7.02(b) or Section 7.02(c) to be satisfied and (ii) cannot be cured or has not been cured within 20 Business Days (or, if earlier, the Outside Date) after the giving of written notice to the Company of such breach (provided that to exercise such right, Parent must not then be in breach of any representation, warranty or covenant contained in this Agreement such that Section 7.03(a) or Section 7.03(b) would not be satisfied);

(d)          by Parent, prior to the receipt of the Company Stockholder Approval, (i) if an Adverse Recommendation Change shall have occurred; or (ii) in the event of a breach in any material respect or deemed breach in any material respect of Section 5.02(a);

(e)          by the Company, if Parent or Merger Sub breaches or fails to perform in any material respect of any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of any of the conditions set forth in Section 7.03(a) or Section 7.03(b) to be satisfied and (ii) cannot be cured or has not been cured within 20 Business Days (or, if earlier, the Outside Date) after the giving of written notice to Parent of such breach (provided that to exercise such right, the Company must not then be in breach of any representation, warranty or covenant in this Agreement such that Section 7.02(a) or Section 7.02(b) would not be satisfied); or

(f)          by the Company, prior to the receipt of the Company Stockholder Approval, pursuant to and in accordance with clause (z) of the second sentence of Section 5.02(b); provided, however, that the Company shall have prior to or concurrently with such termination paid (or caused to be paid) to Parent the Termination Fee.

SECTION 8.02          Effect of Termination.

(a)          Any termination of this Agreement under Section 8.01 will be effective (subject to the cure periods provided above) immediately upon the delivery of written notice of the terminating party to the other parties of a valid termination of this Agreement pursuant to Section 8.01. In the event of the valid termination of this Agreement by either the Company or Parent pursuant to Section 8.01, there shall be no liability or further obligation on the part of Parent, Merger Sub or the Company or their respective Representatives; provided, however that notwithstanding anything in this Agreement to the contrary, this Section 8.02 shall survive such termination and the following shall also survive such termination: Section 6.02 (penultimate sentence only), Section 6.08, and Article IX; and provided further that nothing in this Agreement shall relieve any party hereto from liability for any willful and material breach of, or fraud with respect to, any of its representations, warranties, covenants or agreements set forth in this Agreement occurring prior to such termination. The Confidentiality Agreement shall survive any termination of this Agreement and shall continue in full force and effect until the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto (unless any provision therein earlier terminates in accordance with the terms thereof).

(b)        The Company shall pay (or cause to be paid) to Parent a fee of $66,000,000 (the “Termination Fee”) if: (i) Parent terminates this Agreement pursuant to Section 8.01(d); (ii) the Company terminates this Agreement pursuant to Section 8.01(f); (iii) a Takeover Proposal (whether or not conditional and whether or not withdrawn) has been made to the Company or to the stockholders of the Company generally or shall have otherwise become publicly known and thereafter (A) this Agreement is terminated pursuant to (x) Section 8.01(b)(i) or (y) Section 8.01(c) and (B) within 12 months of such termination the Company or any Company Subsidiary consummates any Takeover Proposal or enters into a definitive agreement providing for any Takeover Proposal (in each case, whether or not such Takeover Proposal is the same as the original Takeover Proposal made or communicated or that became publicly known prior to such termination); or (iv) a Takeover Proposal (whether or not conditional and whether or not withdrawn) has been made to the stockholders of the Company generally or shall have otherwise become publicly known and thereafter (A) this Agreement is terminated pursuant to Section 8.01(b)(iii) and (B) within 12 months of such termination the Company or any Company Subsidiary consummates any Takeover Proposal or enters into a definitive agreement providing for any Takeover Proposal (in each case, whether or not such Takeover Proposal is the same as the original Takeover Proposal made or communicated or that became publicly known prior to such termination). Solely for purposes of clauses (iii) and (iv) of the first sentence of Section 8.02(b): (I) the term “Takeover Proposal” shall have the meaning set forth in the definition of Takeover Proposal contained in Section 5.02(e) except that all references to 15% shall be deemed to be references to 50%; and (II) in the event that a “Takeover Proposal” is a transaction described in clause (i) of the definition of “Takeover Proposal” and one or more Company Subsidiaries is a party to (but the Company is not a party to) such a transaction, then clause (i) of the definition of “Takeover Proposal”, as it relates to a Company Subsidiary consummating or entering into a definitive agreement providing for a Takeover Proposal, shall instead be deemed to read “for a merger, consolidation, share exchange, business combination, dual listed company structure, liquidation, dissolution, joint venture, strategic alliance, recapitalization, reorganization or other similar transaction involving more than 50% of the revenues or assets of the Company and the Company Subsidiaries on a consolidated basis”. Any fee due under this Section 8.02(b) shall be paid by wire transfer of same‑day funds on the date of termination of this Agreement (except that in the case of termination pursuant to clauses (iii) or (iv) above such payment shall be made on the date of execution of the applicable definitive agreement or, if earlier, the date of the consummation of the applicable Takeover Proposal)  to the account designated in Section 8.02(b) of the Parent Disclosure Letter (which account information may be updated by Parent by written notice to the Company from time to time). Notwithstanding anything to the contrary contained in this Section 8.02 or elsewhere in this Agreement, in the event this Agreement is terminated by the Company pursuant to Section 8.01(b) at a time when Parent would have had the right to terminate this Agreement and would have been (or would have become) entitled to receive the Termination Fee as a result of such termination, then Parent shall be entitled to receipt of the Termination Fee that would have been (or would have subsequently become) payable had Parent terminated this Agreement at such time. The Company acknowledges that the agreements contained in this Section 8.02(b) are an integral part of the Transactions, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay the amounts due pursuant to this Section 8.02(b) as and when due, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 8.02(b), the Company shall pay to Parent its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit together with interest on the amounts set forth in this Section 8.02(b) at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. Notwithstanding anything in the contrary to this Agreement, in no event will the Company be required to pay more than one Termination Fee, collectively, or be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

SECTION 8.03        Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that after receipt of the Company Stockholder Approval, there shall be made no amendment, modification or waiver of this Agreement that by applicable Law requires further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 8.04         Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party or parties entitled to the benefit of such obligation, agreement or condition. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 8.05         Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01 or an amendment of this Agreement pursuant to Section 8.03 shall, in order to be effective, require, in the case of Parent, Merger Sub or the Company, action by its board of directors or the duly authorized designee of its board of directors.

ARTICLE IX

General Provisions

SECTION 9.01          Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, shall survive the Effective Time; provided, however, that this Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance at or after the Effective Time.

SECTION 9.02        Notices. (a) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given when delivered, if delivered personally, faxed (with confirmation), emailed (provided that such email states that it is a notice sent pursuant to this Section 9.02) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(b)	if to Parent or Merger Sub, to:

HP Inc.
1501 Page Mill Road
Palo Alto, California 94304
Attention: General Counsel
Fax No.: (650) 275-9138
Email: Separately Provided

with copies (which shall not constitute notice) to:

Ropes & Gray LLP
1900 University Circle, 6th Floor
East Palo Alto, California 94303
Attention: Matthew L. Jacobson, Esq.; Sarah H. Young, Esq.
Fax No.: (650) 566‑4113
Email: matthew.jacobson@ropesgray.com; sarah.young@ropesgray.com

and

Davis Polk & Wardwell LLP
1600 El Camino Real
Menlo Park, California 94025
Attention: Paul S. Scrivano, Esq.; Cheryl Chan, Esq.
Fax No.: (650) 752-3658
Email: paul.scrivano@davispolk.com; cheryl.chan@davispolk.com if to the Company, to:

Plantronics, Inc.
345 Encinal St.
Santa Cruz, California 95060
Attention: Lisa Bodensteiner
Email: Separately Provided

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attention: Katherine A. Martin; Martin W. Korman; Douglas K. Schnell; Remi P. Korenblit
Fax No.: (650) 493-6811
Email: kmartin@wsgr.com; mkorman@wsgr.com; dschnell@wsgr.com; rkorenblit@wsgr.com

SECTION 9.03          Definitions. For purposes of this Agreement:

An “Affiliate” or “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

“Anti-Corruption Laws” means laws, regulations or orders relating to anti-bribery or anti-corruption (governmental or commercial); including, without limitation, laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, commercial entity, or any other Person to obtain an improper business advantage; such as, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time (the “FCPA”), and as applicable to the Company and the Company Subsidiaries, the UK Bribery Act of 2010 and all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Money Laundering Laws” means laws, regulations, rules or guidelines relating to money laundering, including, without limitation, applicable financial recordkeeping and reporting requirements, such as, without limitation applicable provisions of the, the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, and all applicable national laws enacted to implement Directive (EU) 2018/843 of the European Parliament and of the Council of 30 May 2018 amending Directive (EU) 2015/849, AML 5, the Luxembourg Law of 12 November 2004 on the fight against money laundering and terrorist financing, as amended, the UK Proceeds of Crime Act 2002, the UK Terrorism Act 2000, as amended, all applicable money laundering-related laws of other jurisdictions where the Company or the Company Subsidiaries conduct business or own assets, and any applicable related or similar Law issued, administered or enforced by any Governmental Authority.

“Business Day” or “business day” means any day other than a Saturday, Sunday or day on which banks are required or authorized by Law to close in New York, New York or San Francisco, California.

“Business Intellectual Property” means all Intellectual Property that is owned, purported to be owned, used, or held for use, by the Company or any of the Company Subsidiaries.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company In-Licensed IP” means all Business Intellectual Property other than Company Owned IP.

“Company Interim PSU” means any Company PSU that is granted on or after the date hereof and on or prior to the Effective Time, which shall have the terms and conditions set forth in Section 5.01(b)(i) of the Company Disclosure Letter.

“Company Interim RSU” means any Company RSU that is granted on or after the date hereof and on or prior to the Effective Time, which shall have the terms and conditions set forth in Section 5.01(b)(i) of the Company Disclosure Letter.

“Company Interim Awards” means the Company Interim RSUs and the Company Interim PSUs.

“Company Material Adverse Effect” means any change, effect, event, occurrence or state of facts that, taken alone or together with any other related or unrelated changes, effects, events, occurrences or states of facts: (i) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, except that, for purposes of this clause (i), in no event shall any change, effect, event, occurrence, state of facts or development arising from or related to the following be deemed to be or constitute a Company Material Adverse Effect or be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (a) changes in economic, business or regulatory conditions and changes in the conditions generally of the industries, businesses or segments in which the Company and the Company Subsidiaries operate; (b) conditions affecting the United States economy or the global economy generally or political conditions (including results of elections) in the United States or any other jurisdiction in the world; (c) the continuation or worsening of supply chain disruptions affecting the industries, businesses or segments in which the Company and the Company Subsidiaries operate; (d) war, acts of war, military conflicts, terrorism, insurrection, earthquakes, hurricanes, tsunamis, tornadoes, nuclear disasters, wildfires, floods, mudslides, or other natural disasters or weather conditions, or any escalation or worsening of the foregoing threatened or underway as of the date of this Agreement; (e) disease outbreaks, epidemics or pandemics (including COVID‑19), and any general worsening thereof after the date hereof, along with any COVID‑19 Measures and any actions taken reasonably and in good faith in response to COVID-19 Measures (or any other response to COVID-19); (f) changes in the financial, banking, capital or securities markets in the United States or any other country in the world; (g) changes in GAAP or the binding interpretation thereof after the date hereof; (h) changes in any Laws or the binding interpretation thereof after the date hereof; (i) any failure in and of itself by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period after the date hereof or any change in and of itself in the market price or trading volume of the Company Common Stock (it being understood that the facts or causes underlying or contributing to any such failure or change may be considered in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); (j) the negotiation, execution, or delivery of this Agreement or the public announcement (including as to the identity of the parties hereto), pendency of the Merger or any of the other Transactions (provided that this clause (j) shall not diminish the effect of, and shall be disregarded for purposes of, the representations and warranties contained in Section 3.05); (k) stockholder litigation arising from or relating to this Agreement or the Merger or the other Transactions; (l) any action taken or omitted to be taken, at the request of, or with the consent of, Parent or Merger Sub or (m) the taking of any specific action required by, or the failure to take any specific action expressly prohibited by, this Agreement (other than, in either case, Section 5.01(a)), except in the case of clauses (a), (b), (d), (e), (f), (g) or (h) above, to the extent disproportionately affecting the Company and the Company Subsidiaries relative to other appropriately comparable companies in the industries in which the Company and the Company Subsidiaries operate (in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); or (ii) would reasonably be expected to prevent or materially impair the Company from being able to consummate the Merger at the Closing.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company and the Company Subsidiaries, including all Company Registered IP.

“Company Patent” means each Patent that is owned or purported to be owned by the Company or a Company Subsidiary.

“Company PSU” means a restricted stock unit granted that is subject to vesting conditions based on the attainment of performance‑based vesting conditions granted under a Company Stock Plan prior to the date hereof.

“Company Restricted Stock” means shares of Company Common Stock that are subject to a substantial risk or forfeiture or restrictions on transfer granted under a Company Stock Plan.

“Company RSU” means a restricted stock unit granted that is subject to vesting conditions based solely on continued employment or service granted under a Company Stock Plan prior to the date hereof.

“Company Stock Option” is an option to purchase shares of Company Common Stock granted under a Company Stock Plan.

“Contract” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument, whether written or oral.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such person.

“Copyrights” means all copyrights and copyrightable works, including in and to works of authorship, whether published or unpublished, registered or unregistered, and all rights associated therewith, including rights of publicity and moral and economic rights and all other rights corresponding thereto throughout the world, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof and all applications, registrations, renewals and extensions of any of the foregoing.

“COVID‑19” means the COVID‑19 pandemic, including any evolutions, variations or mutations of the COVID‑19 disease, and any further epidemics or pandemics arising therefrom.

“COVID‑19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive or guidelines promulgated by any Governmental Authority, in each case, in connection with or in response to COVID‑19, including the CARES Act and the Families First Coronavirus Response Act, as may be amended.

“Cybersecurity Laws” means all applicable Laws that relate to cybersecurity, including with respect the operation, maintenance, and use of networks, network security, cybersecurity, data privacy, data security, or data protection, including, as applicable, the EU General Data Protection Regulation EU/2016/679, as supplemented by applicable EU Member State Law and as incorporated into the EEA Agreement; the Swiss Federal Act of 19 June 1992 on Data Protection, as amended; the UK Data Protection Act 2018; the China Personal Information Protection Law; the China Data Security Law; and the China Cybersecurity Law.

“Environmental Laws” means any Laws relating to the protection of the environment and natural resources or, solely as it relates to exposure to hazardous or toxic Hazardous Substances, human health.

“Environmental Permits” means all Permits required by Environmental Laws for the operation of the business of the Company or any Company Subsidiary as currently conducted.

“ERISA Affiliate” means any person that, together with the Company or any Company Subsidiary, would be deemed a “single employer” within the meaning of Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code, whether or not the applicable Company Benefit Plan is subject to ERISA.

“Exchange Ratio” means the quotient obtained by dividing (a) the Merger Consideration by (b) the average closing price per share of Parent Common Stock on the NYSE for the ten (10) trading-day period ending on the trading day preceding the Closing Date or, if Parent Common Stock was not available for trading on the NYSE on the day preceding the Closing Date, on the last day prior to the day preceding the Closing Date that Parent Common Stock was available for trading on the NYSE.

“Existing Notes” means the Company’s 4.750% Senior Notes due 2029 issued pursuant to that certain Indenture, dated as of March 4, 2021, by and among the Company, the Subsidiary Guarantors (as defined in the Existing Notes Indenture) party thereto and U.S. Bank National Association (the “Existing Notes Indenture”).

“Foreign Antitrust Law” means any foreign (non‑U.S.) antitrust, competition or merger control Law.

“Foreign Regulatory Law” means any Foreign Antitrust Law, foreign direct investment or similar applicable Law of any jurisdiction outside of the United States.

“Global Trade Laws and Regulations” means, when applicable to the Company’s business, the U.S. Export Administration Regulations; the U.S. International Traffic in Arms Regulations; the import laws administered by U.S. Customs and Border Protection (“CBP”); the economic sanctions rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”); the anti-boycott laws and regulations administered by the U.S. Departments of Commerce and Treasury; the UK Export Control Act 2002; UK Export Control Order 2008/3231; European Union (“EU”) Council Regulation 428/2009 (as maintained by the European Union or retained by the United Kingdom); EU Council sanctions regulations, as implemented in EU Member States; sanctions regimes implemented under the UK Sanctions and Anti-Money Laundering Act 2018; Canadian sanctions policies; United Nations sanctions policies; all relevant regulations made under any of the foregoing; and other similar applicable economic and trade sanctions, export or import control laws.

“Government Official” means (i) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority; (ii) any political party or party official or candidate for political office; (iii) a Politically Exposed Person (PEP) as defined by the Financial Action Task Force (FATF), Groupe d’action Financière sur le Blanchiment de Capitaux (GAFI), or AML 5; or (iv) any official, officer, employee, or representative of a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Authority.

“Governmental Authority” means (i) any international, national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, including any court of competent jurisdiction, administrative agency, regulatory body, court, judicial body, legislature, agency, commission or other governmental authority or instrumentality; (ii) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clause (i) of this definition; (iv) any company, business, enterprise, or other entity controlled by any government, entity, organization, or other Person described in the foregoing clauses (i), (ii) or (iii) of this definition, or (v) any arbitrator or arbitral body with binding authority over the applicable person.

“Hazardous Substance” means any substance defined or regulated as a hazardous or toxic substance, material or waste or as a pollutant or contaminant, or words of similar intent or meaning, pursuant to any Environmental Law.

“Intellectual Property” means all rights, title and interests in and to all intellectual property rights of every kind and nature however denominated, anywhere in the world, including all such rights in or to (a) Patents, (b) Copyrights, (c) Trademarks, (d) Mask Works, (e) Software, (f) Trade Secrets, (g) Internet Assets, (h) intellectual property rights in data and databases, (i) Technology, (j) industrial designs and (k) any and all similar or equivalent rights arising under applicable Law, or Contract, to any of the foregoing.

“Internet Assets” means all domain names, internet addresses and other computer identifiers, web sites, web pages, social media accounts and similar rights and items, including all account and password information needed to access and/or control such assets.

“IT Systems” means all systems, Software, middleware, firmware and hardware, communication systems, servers, networks, network equipment, endpoints, platforms, electronics, websites, storage, and related information technology equipment, services and documentation, in each case, owned, purported to be owned, used, licensed or leased by the Company or a Company Subsidiary.

“knowledge”, with respect to a Person, means the actual knowledge of the directors or executive officers of such Person.

“Lien” means any mortgage, pledge, security interest, lien (statutory or otherwise), charge, license, option, right of first refusal, right of first offer, attachment, easement or other encumbrance, including any collateral security arrangement, conditional or installment sales agreement (other than those created under applicable securities laws).

“Loan Agreement” means the Credit Agreement dated as of July 2, 2018 among Plantronics, Inc. as borrower, Wells Fargo Bank, National Association, as administrative agent, and the lenders from time to time thereto, as amended prior to the date of this Agreement.

“Mask Works” means all mask works, mask sets, photo masks, layouts, topographies and other design features and any other rights in semiconductor topographies, including all applications and registrations of the foregoing.

“NDA Amendment” means that certain Amendment to the Mutual Non-Disclosure Agreement, dated January 27, 2022.

“Open Source Software” means any Software that is distributed (A) as “free software” (as defined by the Free Software Foundation) or “open source software” (meaning Software distributed under any licensed approved by the Open Source Initiative as set forth at www.opensource.org), (B) under a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (C) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (1) disclosed, distributed, made available, offered, licensed or delivered in source code form, (2) licensed for the purpose of making derivative works, (3) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind of any products or services, or (4) redistributable at no charge.

“Parent Common Stock” means shares of common stock, par value $0.01 per share, of Parent.

“Parent Material Adverse Effect” means any change, effect, event, occurrence or state of facts that, taken alone or together with any other related or unrelated changes, effects, events, occurrences or states of facts, would reasonably be expected to prevent or materially impair Parent or Merger Sub from being able to consummate the Merger at the Closing.

“Patents” means all patents, patent applications and inventions, designs and improvements described and claimed therein, patentable inventions, utility models, registered Mask Works and applications to register Mask Works, and other patent rights anywhere in the world (including all applications for and patents issued on divisions, continuations, continuations‑in‑part, reissues, reexaminations or interferences thereof).

“Permitted Liens” means (a) mechanics’, materialmen’s, carriers’, suppliers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith Actions and for which adequate reserves under GAAP have been reserved on the balance sheet of the Company or an applicable Company Subsidiary, (b) Liens for Taxes not yet due and payable or which are being contested in good faith Actions and for which adequate reserves under GAAP have been reserved on the balance sheet of the Company or an applicable Company Subsidiary, (c) nonexclusive licenses to Company Owned IP in the ordinary course of business, (d) Liens described on Section 9.03(a) of the Company Disclosure Letter, (e) Liens arising through or under any landlords of leased real property, (f) Liens against real property owned by the Company or a Company Subsidiary that are of public record and (g) Liens (other than with respect to Intellectual Property) that, individually or in the aggregate, do not and would not reasonably be expected to materially interfere with the ability of the Company and the Company Subsidiaries to conduct business as currently conducted.

“Person” or “person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Authority or other entity.

“Personal Information” means any information that is defined as “personal data,” “personally identifiable information,” or any equivalent term under any applicable Privacy Law, including any such information that, alone or in combination with other information, can be used to identify, contact or locate a natural person, household, or device.

“Privacy Laws” means (a) all applicable Laws that relate to data privacy, data security, or data protection with respect to transfer and other Processing (including cross-border transfer) of Personal Information, including, as applicable, the EU General Data Protection Regulation EU/2016/679, as supplemented by applicable EU Member State Law and as incorporated into the EEA Agreement; the Swiss Federal Act of 19 June 1992 on Data Protection, as amended; the UK Data Protection Act 2018; the China Personal Information Protection Law; the Federal Trade Commission Act; the CAN-SPAM Act; the Telephone Consumer Protection Act; the Electronic Communications Privacy Act; and state data security and breach notification Laws (such as, inter alia, the California Consumer Privacy Act of 2018); and (b) any requirements of self-regulatory frameworks or organizations with which the Company or the Company Subsidiaries are, or have been, contractually obligated to comply with or any self-certification mechanisms to which the Company or any Company Subsidiary has committed, including, as applicable, any applicable requirements of the Payment Card Industry Data Security Standard (“PCI DSS”).

“Privacy Obligations” means all (a) applicable Laws, including Privacy Laws, (b) consents and authorizations (if any) provided by any person to the Company or the Company Subsidiaries in relation to any Processing of Personal Information, (c) Contracts to which the Company or the Company Subsidiaries is a party or is otherwise bound that impose obligations on the Company or the Company Subsidiaries relating to Personal Information, or (d) written internal or external policies, guidelines, or terms of use of the Company or the Company Subsidiaries, in each case of (a) – (d), relating to privacy, information security, or data protection.

“Process” or “Processing” means any operation or set of operations which is performed on data, including Sensitive Data or sets of Sensitive Data, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, monitoring, maintenance, creation, use, analysis, organization, compilation, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction of data.

“proxy advisory firm” means a proxy advisory firm, including Institutional Shareholder Services, Glass, Lewis & Co. and Egan‑Jones.

“Restricted Country” means any country or geographic region subject to comprehensive economic sanctions administered by OFAC which currently includes: Crimea, Cuba, Iran, North Korea, and Syria.

“Restricted Party” means (i) any Person included on one or more of the Restricted Party Lists, (ii) any Person owned by or acting on behalf of a Person included on one or more of the Restricted Party Lists, or (iii) a person ordinarily resident in or an entity that is located in or organized under the laws of a Restricted Country.

“Restricted Party Lists” includes the applicable lists of sanctioned entities including as applicable those maintained by the United Nations; the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, and the Sectoral Sanctions Identifications List, all administered by OFAC; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce; the consolidated list of Persons, Groups and Entities subject to EU Financial Sanctions, as implemented by the EU Common Foreign & Security Policy; and similar lists of restricted parties maintained by other applicable Governmental Authorities.

“Security Breach” means any (i) unauthorized or unlawful destruction, alteration, disclosure, acquisition of, access to, loss of, or misuse (by any means) of Sensitive Data transmitted, stored, or otherwise Processed; (ii) unauthorized or unlawful Processing, sale, or rental of Sensitive Data; (iii) other act or omission that compromises the security, integrity, or confidentiality of Sensitive Data; or (iv) phishing or other cyberattack that results in a monetary loss.

“Sensitive Data” means any (a) Personal Information that is subject to a Privacy Obligation, or (b) confidential business information, know-how or Trade Secrets.

“Software” means all software (including source code and object code), firmware, middleware, algorithms, formulas, databases, user interfaces, e‑mail and customer relationship management tools, menus, buttons and icons, and all files, data, manuals, design notes and documentation associated therewith, and any derivative works, foreign language versions, fixes, upgrades, updates, enhancements, new versions or previous versions thereof.

“Specified Persons” means those Persons listed on Exhibit A to the NDA Amendment.

“Subsidiary” or “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

“Tax Return” means all U.S. federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, claims for refunds, forms and information returns, elections relating to Taxes, and any amended Tax return, filed or required to be filed, including any exhibits and attachments to any of the above.

“Taxes” means any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, hospital, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, ad valorem, sales, use, transfer, registration, value added, alternative or add‑on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes, including any interest, penalty, or addition thereto (including, for the avoidance of doubt, any interest, penalty or addition to tax relating to the reporting or failure to report a tax of any kind on any Tax Return), in each case whether disputed or not.

“Technology” means all Software, Trade Secrets, Mask Works, designs, semiconductor device structures, circuit block libraries, formulae, algorithms, procedures, methods, techniques, ideas, know‑how, research and development, technical data, technical databases and other compilations of data programs, subroutines, tools, specifications, processes, process recipes, process design kits, inventions, concepts, formulas, data, discoveries, developments, modifications, extensions, improvements, technology, IT Systems and related hardware (whether or not patentable or subject to copyright, mask work, or trade secret protection) and apparatus, and all recordings, graphs, drawings, reports, analyses and documentation.

“Trade Secrets” means all proprietary and confidential information, knowledge, know‑how and trade secrets, including confidential business information, and customer purchasing histories.

“Trademarks” means all trademarks, service marks, logos, designs, trade names, service names, brand names, logos and trade dress, including trademarks used in corporate names, whether registered or unregistered, and applications for registration thereof, and all rights and goodwill associated with any of the foregoing.

“Transaction Agreements” means this Agreement and each other agreement contemplated to be entered into in connection with the transactions contemplated hereby.

SECTION 9.04         Interpretation; Disclosure Letters. Unless the context of this Agreement otherwise requires, when a reference is made in this Agreement to an Article, Section, or Exhibit, such reference shall be to an Article, Section or Exhibit to this Agreement unless otherwise indicated. The preamble and the recitals set forth at the beginning of this Agreement are incorporated by reference into and made a part of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” and the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such word or phrase shall not simply mean “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “or”, “any”, “neither”, “nor” or “either” shall not be exclusive. References to “this Agreement” shall include the Company Disclosure Letter and the Parent Disclosure Letter. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any contract, instrument or statute defined or referred to herein or in any Transaction Agreement means any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to. References to a person are also to its permitted successors and assigns. Except as otherwise provided, any information “made available” to, “delivered” to or “provided” to Parent by the Company or any Company Subsidiary shall include only that information which, at least 24 hours before the execution of this Agreement was contained in that certain virtual data room maintained by the Company through Intralinks to which Parent’s Representatives have been granted access. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to the date set forth in the preamble of this Agreement. References from, to or through any date mean, unless otherwise specified, from and including, to and including or through and including, respectively, and not beyond such date. The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; and, if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). The terms “ordinary course” and “ordinary course of business” refers to the ordinary course of business consistent with past practice of the applicable person and its Subsidiaries and, for purposes of Article III, shall include any action taken by such Person and its Subsidiaries reasonably and in good faith to respond to COVID-19 or any COVID-19 Measures consistent with past practice. Unless the context otherwise requires, references to any Person include references to such Person’s successors and permitted assigns, and, in the case of any Governmental Authority, to any Person succeeding to its functions and capacities. The term “writing” means the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether in electronic form or otherwise, and including writings delivered by electronic delivery, and “written” will be construed in the same manner. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations among the parties and their advisors, and the parties agree that there shall not apply to this Agreement or any provision hereof any rule or presumption of interpreting this Agreement or any provision hereof against the draftsperson of this Agreement or any provision hereof.

SECTION 9.05          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.06        Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, “.pdf” format, scanned pages or electronic signature shall be effective as delivery of a manually executed counterpart to this Agreement.

SECTION 9.07        Entire Agreement; No Third‑Party Beneficiaries. The Transaction Agreements (including the schedules and exhibits hereto), taken together with the Company Disclosure Letter and the Parent Disclosure Letter, constitute the entire agreement, and supersede all prior agreements, understandings and representations, both written and oral, among the parties with respect to the Transactions. This Agreement is not intended to confer upon any person other than the parties any rights or remedies or otherwise create any third‑party beneficiary hereto, except (a) as contemplated by Section 6.07 and (b) from and after the Effective Time, the rights of the holders of shares of Company Common Stock, Company Restricted Stock, Company Stock Options, Company RSUs, Company PSUs and Company Interim Awards to receive the consideration set forth in Article II.

SECTION 9.08         Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 9.09         Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.10      Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of any Transaction Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of any Transaction Agreement and to enforce specifically the terms and provisions of each Transaction Agreement in the Court of Chancery of the State of Delaware, or, if that court does not have jurisdiction, a federal court sitting in the District of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. In addition, each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or, if that court does not have jurisdiction, a federal court sitting in the District of Delaware in the event any dispute arises out of any Transaction Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (d) agrees that it will not claim that the suit, action or proceeding in any such court is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper and (e) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF ANY TRANSACTION AGREEMENT OR ANY TRANSACTION.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement, all as of the date first written above.

HP INC.

By	/s/ Alex Cho
	Name:	Alex Cho
	Title:	President, Personal Systems

PRISM SUBSIDIARY CORP.

By	/s/ Rick E. Hansen
	Name:	Rick E. Hansen
	Title:	President and Secretary

PLANTRONICS, INC.

By	/s/ David M. Shull
	Name:	David M. Shull
	Title:	President and Chief Executive Officer

EXHIBIT A

CERTIFICATE OF INCORPORATION

OF

SURVIVING CORPORATION

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is Plantronics, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock having the par value of $0.01 per share.

ARTICLE V

The number of directors of the Corporation shall be fixed from time to time by resolution of the Board of Directors of the Corporation.

ARTICLE VI

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VII

Unless and except to the extent that the Bylaws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VIII

To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this Article VIII shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.